Hawaiian Electric Exhibit 99.1

Terms that are not defined in this Exhibit 99.1 have the definitions of such terms as set forth in the Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.
PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Executive officers of Hawaiian Electric
The executive officers of Hawaiian Electric are listed below. Mr. Ignacio and Ms. Suzuki are officers of Hawaiian Electric subsidiaries rather than of Hawaiian Electric, but are deemed to be executive officers of Hawaiian Electric under SEC Rule 3b-7 promulgated under the 1934 Exchange Act. Hawaiian Electric executive officers serve from the date of their initial appointment until the next annual appointment of officers by the Hawaiian Electric Board (or applicable Hawaiian Electric subsidiary board), and thereafter are appointed for one-year terms or until their successors have been duly appointed and qualified or until their earlier resignation or removal. Hawaiian Electric executive officers may also hold offices with Hawaiian Electric subsidiaries and other affiliates in addition to their current positions listed below.

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Alan M. Oshima	68
Hawaiian Electric President and Chief Executive Officer since 10/14
Hawaiian Electric Director, 2008 to 10/11 and since 10/14
HEI Charitable Foundation President since 10/11
·   Hawaiian Electric Senior Executive Officer on loan from HEI, 5/14 to 9/14
·   HEI Executive Vice President, Corporate and Community Advancement, 10/11 to 5/14
·   Prior to joining the Company: AMO Consulting, Owner and Principal, 2008-10/11;
    Hawaiian Telcom Communications, Inc. (Hawaiian Telcom), Senior Advisor,
     2008-10

Jimmy D. Alberts	55	Hawaiian Electric Senior Vice President, Customer Service since 8/12 · Prior to joining the Company: Kansas City Power & Light, Vice President – Customer Service, 2007-12
Susan A. Li	58
Hawaiian Electric Senior Vice President, General Counsel, Chief Compliance and Administrative Officer and Corporate Secretary since 12/15
·   Hawaiian Electric Senior Vice President, General Counsel, Chief Compliance Officer      and Secretary, 12/13 to 12/15
·   Hawaiian Electric Vice President, General Counsel, 10/07 to 12/13
·   Hawaiian Electric Manager, Legal, 5/98 to 10/07
·   Hawaiian Electric Associate General Counsel, 3/90 to 5/98

Stephen M. McMenamin	60
Hawaiian Electric Senior Vice President and Chief Information Officer since 9/09
·   Prior to being appointed to his current officer position at Hawaiian Electric, served as a full-time consultant to Hawaiian Electric in an acting chief information officer capacity from 6/09 to 9/09 and as a part-time information services consultant to Hawaiian Electric from 3/09 to 5/09

Tayne S. Y. Sekimura	53
Hawaiian Electric Senior Vice President and Chief Financial Officer since 9/09
·   Hawaiian Electric Senior Vice President, Finance and Administration, 2/08 to 9/09
·   Hawaiian Electric Financial Vice President, 10/04 to 2/08
·   Hawaiian Electric Assistant Financial Vice President, 8/04 to 10/04
·   Hawaiian Electric Director, Corporate & Property Accounting, 2/01 to 8/04
·   Hawaiian Electric Director, Internal Audit, 7/97 to 2/01
·   Hawaiian Electric Capital Budgets Administrator, 5/93 to 7/97
·   Hawaiian Electric Capital Budgets Supervisor, 10/92 to 5/93
·   Hawaiian Electric Auditor (internal), 5/91 to 10/92

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Jay M. Ignacio	56
Hawaii Electric Light President and Senior Operations Advisor to the Hawaiian Electric President and Chief Executive Officer since 8/15
·   Hawaii Electric Light President, 3/08 to 8/15
·   Hawaii Electric Light Manager, Distribution and Transmission, 11/96 to 3/08
·   Hawaii Electric Light Superintendent, Construction & Maintenance, 4/94 to 11/96
·   Hawaii Electric Light Electrical Engineer, 4/90 to 4/94

Sharon M. Suzuki	57
Maui Electric President since 5/12
·   Maui Electric CIS Project Resource Manager, 8/11 to 5/12
·   Maui Electric Manager, Renewable Energy Services, 3/08 to 5/12
·   Maui Electric Manager, Customer Service, 5/04 to 3/08
·   Hawaiian Electric Director, Customer Account Services, 8/02 to 5/04
·   Hawaiian Electric Residential Energy Efficiency Program Manager, 5/00 to 8/02
·   Hawaiian Electric Commercial and Industrial Energy Efficiency Program
         Manager, 6/96 to 5/00
·   Hawaiian Electric Demand-Side Management Analyst, 7/92 to 6/96

Hawaiian Electric Board
The directors of Hawaiian Electric are listed below. Hawaiian Electric directors are elected annually by HEI, the sole common shareholder of Hawaiian Electric, after considering recommendations made by the HEI Nominating and Corporate Governance Committee. Below is information regarding the business experience and certain other directorships for each Hawaiian Electric director, together with a description of the experience, qualifications, attributes and skills that led to the Hawaiian Electric Board’s conclusion at the time of the Form 10-K to which this Hawaiian Electric Exhibit 99.1 is attached that each of the directors should serve on the Hawaiian Electric Board in light of Hawaiian Electric’s current business and structure.
Don E. Carroll, age 74, Hawaiian Electric director since 2011
Hawaiian Electric Audit Committee Member
Hawaiian Electric Non-voting Representative to HEI Compensation Committee
Business experience and other public company and Hawaiian Electric affiliate directorships since 2011

•	Retired Chairman, Oceanic Time Warner Cable Advisory Board, since 2004

•	Director, HEI (parent company of Hawaiian Electric), 1996-2011

•	Director, American Savings Bank, F.S.B. (ASB) (Hawaiian Electric affiliate), 2004-11
Skills and qualifications for Hawaiian Electric Board service

•	38 years of executive and finance management experience, including service as President and Vice President, Finance of Oceanic Cable.

•
Experience with oversight of executive compensation, compensation programs and finance matters from current or past service as Chair of the Compensation Committee for Island Insurance Company, Ltd., as a member of the Compensation Committees of HEI and Pacific Guardian Life, and as a member of the ASB Audit Committee.

•	In-depth knowledge of issues facing Hawaiian Electric gained from 15 years as a director for Hawaiian Electric’s parent company, HEI.

•	Strong understanding of concerns of the communities Hawaiian Electric serves from his lengthy career with Oceanic Cable, which serves the same communities.
Thomas B. Fargo, age 67, Hawaiian Electric director since 2005
Business experience and other public company and Hawaiian Electric affiliate directorships since 2011

•	Chairman of the Board and Compensation and Governance Committee Member, Huntington Ingalls Industries (military shipbuilder), since 2011

•	Owner, Fargo Associates, LLC (defense and homeland/national security consultancy), since 2005

•	CEO, Hawaii Superferry, Inc. (interisland ferry), 2008-09

•	President, Trex Enterprises Corporation (defense research and development firm), 2005-08

•	Commander, U.S. Pacific Command, 2002-05

•	Director since 2005 and Compensation Committee Chair and Nominating and Corporate Governance Committee Member, HEI (parent company of Hawaiian Electric)

•	Director and Compensation and Nominating and Corporate Governance Committee member, The Greenbrier Companies, since 2015

•	Director and Audit Committee Member, Matson, Inc., since 2012

•	Director, Alexander & Baldwin, Inc., 2011-12

•	Director, Northrop Grumman Corporation, 2008-11
Skills and qualifications for Hawaiian Electric Board service

•	Extensive knowledge of the U.S. military, a major customer of Hawaiian Electric and its subsidiaries and a key driver of Hawaii's economy.

•
Leadership, strategic planning and financial and non-financial risk assessment skills developed over 39 years of leading 9 organizations ranging in size from 130 to 300,000 people and managing budgets up to $8 billion.

•	Experience with corporate governance, including audit, compensation and governance matters, from service on several public and private company boards.
Peggy Y. Fowler, age 64, Hawaiian Electric director since 2009
Hawaiian Electric Audit Committee Member
Business experience and other public company and Hawaiian Electric affiliate directorships since 2011

•	Co-CEO, Portland General Electric Company (PGE), 2009

•	President and CEO, PGE, 2000-08

•	Director and Audit Committee Member, HEI (parent company of Hawaiian Electric), since 2011

•	Chairman of the Board and of the Risk and Governance and Executive Committees since 2012 and director since 2009, Umpqua Holdings Corporation (publicly traded bank holding company)

•	Director, PGE, 1998-2012
Skills and qualifications for Hawaiian Electric Board service

•	35 years of executive leadership, financial oversight and utility operations experience from serving at PGE in senior officer positions, including Chief Operating Officer, President and CEO.

•
Environmental and renewable energy expertise from managing PGE’s environmental department, overseeing initiatives that improved fish passage on multiple Oregon rivers, supervising the construction and integration into PGE’s grid of wind and solar projects, and leading PGE to be ranked #1 by the National Renewable Energy Laboratory for selling more renewable power to residential customers than any other utility in the U.S. for several years during her tenure as PGE’s CEO.

•	Proven management, leadership and analytical skills, including crisis management, risk assessment, strategic planning and public relations skills.

•
Expertise in financial oversight, regulatory compliance and corporate governance from serving as President (1997-2000), CEO (2000-08) and Chair (2001-04) of PGE, as a past director for the Portland Branch of the Federal Reserve Bank of San Francisco and as a director and committee member for several private and public companies, including Umpqua Holdings Corporation.

Timothy E. Johns, age 59, Hawaiian Electric director since 2005
Hawaiian Electric Audit Committee Chair
Business experience since 2011

•	Chief Consumer Officer, Hawaii Medical Service Association (leading health insurer in Hawaii), since 2011

•	President and CEO, Bishop Museum (largest museum in the Pacific), 2007-11
Skills and qualifications for Hawaiian Electric Board service

•
Executive management, leadership and strategic planning skills developed over three decades as a businessperson and lawyer and currently as Chief Consumer Officer of Hawaii Medical Service Association (HMSA).

•
Business, regulatory, financial stewardship and legal experience from his prior roles as President and CEO of the Bishop Museum, Chief Operating Officer for the Estate of Samuel Mills Damon (former private trust with assets valued at over $900 million prior to its dissolution), Chairperson of the Hawaii State Board of Land and Natural

Resources, Director of the Hawaii State Department of Land and Natural Resources and Vice President and General Counsel at Amfac Property Development Corp.

•
Corporate governance knowledge and familiarity with financial oversight and fiduciary responsibilities from overseeing the HMSA Internal Audit department, from his prior service as a director for The Gas Company LLC (now Hawaii Gas) and his current service as a trustee of the Parker Ranch Foundation Trust (charitable trust with assets valued at over $350 million), as a director and Audit Committee Chair for Parker Ranch, Inc., as a director and Audit Committee member for Grove Farm Company, Inc. (privately-held community and real estate development firm operating on the island of Kauai) and on the board of Kualoa Ranch, Inc. (private ranch in Hawaii offering tours and activity packages to the public).

Micah A. Kane, age 46, Hawaiian Electric director since 2012
Business experience since 2011

•	President and Chief Operating Officer, Hawaii Community Foundation (statewide charitable foundation), since 2016

•	Chief Operating Officer, Pacific Links Hawaii LLC (golf course owner, developer and operator), 2011-15

•	Principal, The KANE Group LLC (Hawaii-based company focused on land and financing matters for planned community infrastructure and general business development), since 2010

•	Trustee, Kamehameha Schools ($10 billion Native Hawaiian trust with more than 397,000 acres of land holdings in Hawaii), since 2009

•	Chairman/Director, Department of Hawaiian Home Lands, 2003-09
Skills and qualifications for Hawaiian Electric Board service

•
Executive management, leadership and strategic planning skills from prior service as Chief Operating Officer of Pacific Links Hawaii and Trustee of Kamehameha Schools and from prior role as Chairman/Director of the Department of Hawaiian Home Lands.

•
Finance and investment expertise gained through oversight of $10 billion asset portfolio as trustee of Kamehameha Schools and through spearheading bond transactions as Chairman/Director of Department of Hawaiian Home Lands.

•
Experience managing complex capital expenditure projects from overseeing development of master planned communities and from managing annual $150 million capital improvement budget for the Department of Hawaiian Home Lands.

•	Skilled in government affairs, policy development, public relations and crisis management from prior service as Chairman/Executive Director of the Hawaii Republican Party.
Bert A. Kobayashi, Jr., age 45, Hawaiian Electric director since 2006
Business experience since 2011

•	Managing Partner, BlackSand Capital, LLC (real estate investment firm), since 2010

•	President and CEO, Kobayashi Group, LLC, 2001-10, and Partner, since 2001

•	Vice President, Nikken Holdings, LLC, 2003-10
Skills and qualifications for Hawaiian Electric Board service

•
From his leadership of BlackSand Capital, LLC and Kobayashi Group, LLC, Hawaii-based real estate development firms he co-founded, extensive experience with planning, financing and leading large real estate development projects ranging from office buildings to a luxury residential high-rise in downtown Honolulu, Hawaii to a country club on the island of Maui, and experience with executive management, marketing and government relations.

•
Organizational governance and financial oversight experience from his current service as a trustee for a mutual fund (Hawaiian Tax Free Trust, from the Aquila Group of Funds) and the Shane Victorino Foundation, and past board experience with the East-West Center Foundation, the Nature Conservancy of Hawaii and the GIFT Foundation of Hawaii, which he co-founded.

Constance H. Lau, age 63, Hawaiian Electric director since 2006
Hawaiian Electric Chairman of the Board since 2006
Current and prior positions with Hawaiian Electric and its affiliates

•	President and CEO and Director, HEI (parent company of Hawaiian Electric), since 2006

•	Director, ASB Hawaii (affiliate of Hawaiian Electric), since 2006

•	Chairman of the Board since 2006 and Risk Committee member since 2012, ASB (affiliate of Hawaiian Electric)

•	Chairman of the Board and CEO, ASB, 2008-10

•	Chairman of the Board, President and CEO, ASB, 2006-08

•	President and CEO and Director, ASB, 2001-06

•	Senior Executive Vice President and Chief Operating Officer and Director, ASB, 1999-2001

•	Treasurer, HEI, 1989-99

•	Financial Vice President & Treasurer, HEI Power Corp. (former affiliate of Hawaiian Electric), 1997-99

•	Treasurer, Hawaiian Electric, and Assistant Treasurer, HEI, 1987-89

•	Assistant Corporate Counsel, Hawaiian Electric, 1984-87
Other public company and Hawaiian Electric affiliate directorships since 2011

•	Director, HEI, 2001-04 and since 2006

•	Director, Audit Committee Chair and Nominating and Corporate Governance Committee Member, Matson, Inc., since 2012

•	Director, Alexander & Baldwin, Inc., 2004-12
Skills and qualifications for Hawaiian Electric Board service

•
Intimate understanding of the Company from serving in various chief executive, chief operating and other executive, finance and legal positions at HEI and its operating subsidiaries for more than 30 years.

•
Familiarity with current management and corporate governance practices from her current service as a director, Audit Committee Chair and Nominating and Corporate Governance Committee member for Matson, Inc. and as a director and Underwriting Committee chair for AEGIS Insurance Services, Inc.

•
Experience with financial oversight and expansive knowledge of the Hawaii business community and the local communities that comprise the Company’s customer bases from serving as a director for various local industry, business development, educational and nonprofit organizations.

•	Utility industry knowledge from serving as a director or task force member of the Edison Electric Institute, Electric Power Research Institute and federal Electricity Subsector Coordinating Council.

•
Nationally recognized leader in the fields of infrastructure and energy, demonstrated by her appointment by President Obama to chair the National Infrastructure Advisory Council, membership on the federal Electricity Subsector Coordinating Council, and her naming as a C3E Energy Ambassador by the U.S. Department of Energy.

Alan M. Oshima, age 68, Hawaiian Electric director 2008-11 and since 2014
Current and prior positions with Hawaiian Electric

•	President and CEO, Hawaiian Electric, since October 2014

•	President, HEI Charitable Foundation (affiliate of Hawaiian Electric), since 2011

•	Senior Executive Officer on loan from HEI (parent company of Hawaiian Electric) to Hawaiian Electric, May-September 2014

•	Executive Vice President, Corporate and Community Advancement, HEI, 2011-May 2014
Skills and qualifications for Hawaiian Electric Board service

•
Deep understanding of Hawaiian Electric from his prior service on the Company's board and from his roles as HEI Executive Vice President, Corporate and Community Advancement and President, HEI Charitable Foundation, and from his service as a loaned executive to Hawaiian Electric from May to October 2014.

•
More than three decades of public utilities regulatory experience in Hawaii, including through overseeing regulatory matters for Hawaiian Telcom, and from his years of private law practice, in which he specialized in public utility regulation and was named one of America’s Best Lawyers in public utility law.

•
Longstanding involvement in and knowledge of the communities Hawaiian Electric and its subsidiaries serve, having served on the boards of several community organizations and having worked for many years to strengthen public education in Hawaii, including through his service as Chairman of Hawaii 3Rs, a director of The Learning Coalition, a director of Hawaii Institute of Public Affairs, and a Hawaii commissioner on the Education Commission of the States.

•
Experienced in executive management from his service on the boards of Hawaiian Electric and Hawaiian Telcom and from his executive roles at Hawaiian Telcom and HEI, and skilled in complex change management, having served as Senior Advisor to Hawaiian Telcom and a member of the Hawaiian Telcom special independent board committee that oversaw the company’s plan of reorganization and successful emergence from reorganization proceedings in 2010.

Kelvin H. Taketa, age 61, Hawaiian Electric director since 2004
Business experience and other public company and Hawaiian Electric affiliate directorships since 2011

•	CEO, Hawaii Community Foundation (statewide charitable foundation), since 2016

•	President and CEO, Hawaii Community Foundation, 1998 - 2015

•	Director since 1993 and Nominating and Corporate Governance Committee Chair, HEI (parent company of Hawaiian Electric)
Skills and qualifications for Hawaiian Electric Board service

•	Executive management experience with responsibility for overseeing more than $500 million in charitable assets through his leadership of the Hawaii Community Foundation.

•
Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations obtained from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

•
Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc. and the Independent Sector, his current service on boards of the Stupski Foundation and the Hawaii Leadership Forum, and through publishing articles and lecturing on governance of tax-exempt organizations.

Audit Committee of the Hawaiian Electric Board
Hawaiian Electric has a guarantee with respect to 6.50% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the New York Stock Exchange (NYSE). Because HEI has common stock listed on the NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from NYSE listing standards 303A.04, 303A.05 and 303A.06, which require listed companies to have nominating/corporate governance, compensation and audit committees.
Although not required by NYSE rules to do so, Hawaiian Electric has established one standing committee, the Hawaiian Electric Audit Committee, and voluntarily endeavors to comply with NYSE and SEC requirements regarding audit committee composition. The current members of the Hawaiian Electric Audit Committee are nonemployee directors Timothy E. Johns (chairperson), Peggy Y. Fowler and Don E. Carroll. All committee members are independent and qualified to serve on the committee pursuant to NYSE and SEC requirements. Each of Timothy E. Johns and Peggy Y. Fowler has been determined by the Hawaiian Electric Board to be an “audit committee financial expert” on the Hawaiian Electric Audit Committee.
The Hawaiian Electric Audit Committee operates and acts under a written charter approved by the Hawaiian Electric Board and available on HEI’s website at www.hei.com. The Hawaiian Electric Audit Committee is responsible for overseeing (1) Hawaiian Electric’s financial reporting processes and internal controls, (2) the performance of Hawaiian Electric’s internal auditor, (3) risk assessment and risk management policies set by management and (4) the Corporate Code of Conduct compliance program for Hawaiian Electric and its subsidiaries. In addition, the committee provides input to the HEI Audit Committee regarding the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements and maintains procedures for receiving and reviewing confidential reports of potential accounting and auditing concerns.
In 2015, the Hawaiian Electric Audit Committee held four regular meetings and one special meeting. At each meeting, the committee held executive sessions without management present with the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements and the HEI and Hawaiian Electric internal auditor.
Attendance at Hawaiian Electric Board and Audit Committee meetings
In 2015, there were seven regular meetings and one special meeting of the Hawaiian Electric Board. All Hawaiian Electric directors attended at least 75% of the combined total number of meetings of the Hawaiian Electric Board and the Hawaiian Electric Audit Committee (for those who served on such committee).
Family relationships; executive officer and director arrangements
There are no family relationships between any executive officer or director of Hawaiian Electric and any other executive officer or director of Hawaiian Electric. There are no arrangements or understandings between any executive officer or director of Hawaiian Electric and any other person pursuant to which such executive officer or director was selected.

Code of Conduct
The HEI Board has adopted a Corporate Code of Conduct that applies to all of HEI’s subsidiaries, including Hawaiian Electric, and which includes a code of ethics applicable to, among others, Hawaiian Electric’s principal executive officer, principal financial officer and principal accounting officer. The Corporate Code of Conduct is available on HEI’s website at www.hei.com. Hawaiian Electric elects to disclose the information required by Form 8-K, Item 5.05, “Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics,” through this website and such information will remain available on this website for at least a 12-month period.
Section 16(a) beneficial ownership reporting compliance
Section 16(a) of the 1934 Exchange Act requires Hawaiian Electric’s executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities to file reports of ownership and changes in ownership with the SEC. Such reporting persons are also required by SEC regulations to furnish Hawaiian Electric with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it during 2015, or written representations from some of those persons that no Forms 5 were required from such persons, Hawaiian Electric believes that each of the persons required to comply with Section 16(a) of the 1934 Exchange Act with respect to Hawaiian Electric, including its executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities, complied with the reporting requirements of Section 16(a) of the 1934 Exchange Act for 2015.

ITEM 11.	EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This section describes Hawaiian Electric’s executive compensation program and the compensation decisions made for Hawaiian Electric’s 2015 named executive officers, who are listed below:

Name	Title
Alan M. Oshima	Hawaiian Electric President and Chief Executive Officer (CEO)
Tayne S. Y. Sekimura	Hawaiian Electric Senior Vice President and Chief Financial Officer
Stephen M. McMenamin	Hawaiian Electric Senior Vice President and Chief Information Officer
Jimmy D. Alberts	Hawaiian Electric Senior Vice President, Customer Service
Jay M. Ignacio	Hawaii Electric Light President and Senior Operations Advisor to the Hawaiian Electric President and CEO
Patricia U. Wong*	Hawaiian Electric Senior Vice President, Corporate Services

*	Ms. Wong retired on December 30, 2015.

Executive Summary
Guiding Principles
In designing Hawaiian Electric’s executive compensation program and making compensation decisions, the HEI Compensation Committee and Hawaiian Electric Board follow these guiding principles:

•	Pay should reflect Company performance, particularly over the long-term,

•	Compensation programs should align executive interests with those of our shareholders, customers and employees,

•	Programs should be designed to attract, motivate and retain talented executives who can drive the Company’s success, and

•	The cost of programs should be reasonable while maintaining their purpose and benefit.
Key Design Features
The compensation program for Hawaiian Electric’s named executive officers is simple and straight-forward, and is comprised of four primary elements – base salary, performance-based annual cash incentive, performance-based long-term incentives and restricted stock units (RSUs) that vest in equal annual installments over four years. With these elements, named executive officers’ total compensation opportunity is designed to provide a balance between fixed and variable (performance-based) pay and between short-term and long-term components. Other named executive officer benefits include eligibility to participate in retirement and nonqualified deferred compensation plans, and minimal perquisites.

Pay for Performance
 The compensation of our named executive officers earned for 2015 reflects Hawaiian Electric’s 2015 performance as well as its performance over the three-year period that ended December 31, 2015:

•
Hawaiian Electric net income, clearing the interconnection queue, development of an electric vehicle program, integrated demand response, safety, customer satisfaction and reliability were the 2015 annual incentive performance metrics for Hawaiian Electric named executive officers.

•
Long-term incentives comprise a significant portion of each Hawaiian Electric named executive officer’s pay opportunity. For the three-year period that ended December 31, 2015, other than for Mr. Oshima, the Hawaiian Electric named executive officer performance metrics were HEI total shareholder return (TSR) relative to the Edison Electric Institute Index (HEI Relative TSR), Hawaiian Electric three-year return on average common equity (ROACE) as a percentage of the ROACE allowed by the Hawaii Public Utilities Commission (PUC) for the period, and Hawaiian Electric three-year average net income. Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when his 2013-15 LTIP award was determined. Accordingly, HEI's metrics and goals were applied to Mr. Oshima for the 2013-15 LTIP. For Mr. Oshima's performance metrics, see the table under "2013-15 Performance Metrics, Goals and Results" below.

The Hawaiian Electric Board and HEI Compensation Committee believe that Hawaiian Electric’s executive compensation program serves the Company’s pay-for-performance objective and is structured to encourage participants to build long-term value for the benefit of all stakeholders, including shareholders, customers and employees.
Compensation Process
Roles in Determining Compensation
Hawaiian Electric Board and HEI Compensation Committee. The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees Hawaiian Electric executive compensation matters. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters. Hawaiian Electric director Thomas B. Fargo, who is also an HEI director, is the chairperson of the HEI Compensation Committee. Hawaiian Electric director Don E. Carroll attends meetings of the HEI Compensation Committee as a non-voting representative of the Hawaiian Electric Board.
The HEI Compensation Committee fulfills its responsibilities to assist the Hawaiian Electric Board regarding executive compensation matters by engaging annually in a rigorous process to arrive at compensation recommendations regarding the named executive officers. In the course of this process, the HEI Compensation Committee:

•	Engages in extensive deliberations in meetings held over several months

•	Consults with its independent compensation consultant during and outside of meetings

•	Focuses on Hawaiian Electric’s long-term strategy and nearer-term goals to achieve that strategy in setting performance metrics and goals

•
Reviews tally sheets for each named executive officer to understand how the elements of compensation relate to each other and to the compensation package as a whole (the tally sheets include fixed and variable compensation, minimal perquisites and change in pension value and also show historical compensation)

•	Examines data and analyses prepared by its independent compensation consultant concerning peer group selection, comparative compensation data and evolving best practices

•	Reviews Hawaiian Electric performance and discusses assessments of the individual performance of senior members of management

•	Analyzes the reasonableness of incentive payouts in light of the long-term benefits to all stakeholders

•	Considers trends in payouts to determine whether incentive programs are working effectively

•	Reviews risk assessments conducted by the HEI and Hawaiian Electric Enterprise Risk Management functions to determine whether compensation programs and practices carry undue risk
Early each year, the HEI Compensation Committee determines payouts under incentive plans ending in the prior year, establishes performance metrics and goals for incentive plans beginning that year and recommends to the Hawaiian Electric Board the level of compensation and mix of pay elements for each named executive officer.

The Hawaiian Electric Board discusses evaluations of the Hawaiian Electric CEO’s performance, considers HEI Compensation Committee recommendations concerning his pay and determines his compensation. The Hawaiian Electric Board also reviews HEI Compensation Committee recommendations concerning the other named executive officers and approves their compensation.
Hawaiian Electric Chairman of the Board Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by Hawaiian Electric, participates in deliberations of the HEI Compensation Committee in recommending, and of the Hawaiian Electric Board in determining, compensation for Hawaiian Electric’s CEO and other Hawaiian Electric named executive officers.
Executive Officers. The Hawaiian Electric CEO, who is also a Hawaiian Electric director, assesses the performance of the other named executive officers and makes recommendations to the HEI Compensation Committee with respect to their level of compensation and mix of pay elements. He also participates in deliberations of the Hawaiian Electric Board in acting on the HEI Compensation Committee’s recommendations regarding the other named executive officers. He does not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, his own compensation.
Hawaiian Electric management supports the HEI Compensation Committee in executing its responsibilities by providing materials for HEI Compensation Committee meetings (including tally sheets and recommendations regarding performance metrics, goals and pay mix); attending portions of HEI Compensation Committee meetings as appropriate to provide perspective and expertise relevant to agenda items; and supplying data and information as requested by the HEI Compensation Committee and/or its independent compensation consultant.
Compensation Consultant & Consultant Independence. Independent compensation consultant Frederic W. Cook & Co., Inc. (Fred Cook & Co.) is retained by, and reports directly to, the HEI Compensation Committee. Fred Cook & Co. provides the HEI Compensation Committee with independent expertise on market practices and developments in executive compensation, compensation program design, peer group composition, and competitive pay levels, and provides related research, data and analysis. Fred Cook & Co. also advises the HEI Compensation Committee regarding analyses and proposals presented by management. A representative of Fred Cook & Co. generally attends HEI Compensation Committee meetings, participates in Committee executive sessions, and communicates directly with the Committee.
In early 2016, as in 2015, the HEI Compensation Committee evaluated Fred Cook & Co.’s independence, taking into account all relevant factors, including factors specified in NYSE listing standards and the absence of other relationships between Fred Cook & Co. and HEI, Hawaiian Electric and their directors and executive officers. Based on its review of such factors, and based on Fred Cook & Co.’s independence policy, which was shared with the HEI Compensation Committee, the Committee concluded that Fred Cook & Co. is independent and that the work of Fred Cook & Co. has not raised any conflict of interest.
Use of Comparative Market Data
Compensation Benchmarking. The HEI Compensation Committee considers comparative market compensation as a reference in determining pay levels and mix of pay components. While the Committee believes the Hawaiian Electric named executive officer target compensation opportunity (comprised of base salary, target annual performance-based incentive, target long-term performance-based incentive and time-vested RSUs) should be at approximately the comparative market median, the Committee may decide that an executive’s pay opportunity should be higher or lower based on internal equity or the executive’s level of responsibility, experience, expertise, performance, and retention and succession considerations.
Comparative market data used in setting 2015 executive pay consisted of information from public company proxy statements for peer group companies and data from the Towers Watson Energy Services Survey. Comparative market data available in late 2014 was used to establish the 2015 target compensation opportunity.
Peer Groups. The HEI Compensation Committee annually reviews the peer groups used in benchmarking for Hawaiian Electric executive compensation, with analysis and recommendations provided by Fred Cook & Co.
For 2015 compensation, the HEI Compensation Committee used one peer group for the compensation of Mr. Oshima (the same peer group that applied to the compensation for HEI’s named executive officers) and used a separate peer group for the other Hawaiian Electric named executive officers.
For 2015, the HEI Compensation Committee determined, with input from Fred Cook & Co., that the peer groups should be set to situate HEI and Hawaiian Electric near the median for revenues. The selection criteria and resulting 2015 HEI and Hawaiian Electric peer groups are set forth below.

	HEI 2015 Peer Group (applies to Mr. Oshima)		Hawaiian Electric 2015 Peer Group (applies to all other named executive officers)
Selection Criteria	· Electric and multi-utility companies · Revenue balanced in a range of approximately 0.5x to 2x HEI’s revenue · Market cap and location as secondary considerations · Available compensation data
·   Electric utilities with primarily regulated operations
·   Revenue balanced in a range of approximately 0.5x to 2x Hawaiian Electric’s revenue
·   Market cap and location as secondary considerations
·   Available compensation data

Peer Group for 2015 Compensation	Alliant Energy Ameren Avista CenterPoint Energy CMS Energy Eversource Energy* Great Plains Energy Integrys Energy MDU Resources NiSource OGE Energy	Pepco Holdings Pinnacle West PNM Resources Portland General Electric SCANA TECO Energy UIL Holdings Vectren Westar Energy Wisconsin Energy	Alliant Energy Avista Great Plains Energy Integrys Energy MDU Resources OGE Energy Pepco Holdings Pinnacle West	PNM Resources Portland General Electric SCANA TECO Energy UIL Holdings Vectren Westar Energy Wisconsin Energy
*Previously named Northeast Utilities
Relationship between Compensation Programs and Risk Management
Hawaiian Electric’s compensation policies and practices are designed to encourage executives to build value for shareholders, while considering key stakeholders (including customers and employees), and to discourage decisions that introduce inappropriate risks.
Hawaiian Electric’s Enterprise Risk Management (ERM) function is principally responsible for identifying and monitoring risk at Hawaiian Electric and its subsidiaries, and for reporting high risk areas to the Hawaiian Electric Board and Hawaiian Electric Audit Committee. Hawaiian Electric’s ERM function is part of HEI’s overall ERM function, which is responsible for identifying and monitoring risk throughout the HEI companies and for reporting on areas of significant risk to the HEI Board and designated board committees. As a result, all Hawaiian Electric and HEI directors, including those who serve on the HEI Compensation Committee, are apprised of risks that could have a material adverse effect on Hawaiian Electric.
Risk Assessment. On an annual basis, the HEI Compensation Committee reviews a risk assessment of compensation programs in place at Hawaiian Electric and its subsidiaries, which is updated annually by the Hawaiian Electric and HEI ERM functions. As a result of its review of the risk assessment of compensation programs in place in 2015, the HEI Compensation Committee believes that Hawaiian Electric’s compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on Hawaiian Electric.
Risk Mitigation Features of Compensation Programs. Hawaiian Electric’s compensation programs incorporate the following features to promote prudent decision-making and guard against excessive risk:

•
Financial performance objectives for the annual incentive program are linked to Board-approved budget guidelines, and nonfinancial measures (such as customer satisfaction, safety, integrated demand response and renewable energy initiatives) are aligned with the interests of all Hawaiian Electric stakeholders.

•
An executive compensation recovery policy (“clawback policy”) permits recoupment of performance-based compensation paid to executives found personally responsible for fraud, gross negligence or intentional misconduct that causes a significant restatement of Hawaiian Electric’s financial statements.

•	Financial opportunities under long-term incentives are greater than those under annual incentives, emphasizing the importance of long-term outcomes.

•
Share ownership and retention guidelines requiring Mr. Oshima to hold certain amounts of HEI Common Stock ensure that Hawaiian Electric’s chief executive has a substantial personal stake in the long-term performance of Hawaiian Electric and HEI. The guidelines specific to Mr. Oshima are discussed in "Share ownership and retention are required throughout employment with the Company" in in HEI's 2016 Proxy Statement.

•
Long-term incentive plan payouts are 100% equity based, so executives share in the same upside potential and downside risk as all HEI shareholders. In light of the pending merger with NextEra Energy, Inc., the Committee decided to provide for the 2015-17 LTIP to be settled in cash in lieu of equity.  The Committee determined that the Company’s stock price might be affected at least in part by merger considerations that are unrelated to the Company’s performance and that, as a result, the compensatory goals of the LTIP would be better served by a cash settlement.

•	Annual grants of RSUs and long-term incentives vest over a period of years to encourage sustained performance.

•
Performance-based plans use a variety of financial (e.g., net income, return on average common equity) and nonfinancial performance metrics (e.g., customer satisfaction, safety, integrated demand response and renewable energy initiatives) that correlate with long-term value creation for all stakeholders and are impacted by management decisions.

•
The Hawaiian Electric Board and HEI Compensation Committee continuously monitor risks faced by the enterprise, including through management presentations at quarterly meetings and through periodic written reports from management.

Compensation Elements and 2015 Pay Decisions
Elements and Objectives
The total compensation program for named executive officers is made up of the five components summarized below. Each component fulfills important objectives that reflect our focus on pay for performance, competitive programs to attract and retain talented executives, and aligning executive decisions with the interests of all stakeholders. These elements are described in further detail below.

Compensation Element	Summary	Objectives
Base Salary	Fixed level of cash compensation, which may vary from peer group median based on performance, experience, responsibilities and other factors.	Attract and retain talented executives by providing competitive fixed cash compensation.
Annual Performance-Based Incentives	Variable cash award based on achievement of pre-set performance goals for the year. Award opportunity is a percentage of base salary. Performance below threshold levels yields no incentive payment.
Drive achievement of key business results linked to long-term strategy and reward executives for their contributions to such results.

Balance compensation cost and return by paying awards based on performance.

Long-Term Performance-Based Incentives
Variable equity* award based on meeting pre-set performance objectives over a 3-year period. Award opportunity is a percentage of base salary. Performance below threshold levels yields no incentive payment.

Motivate executives and align their interests with those of all stakeholders, including shareholders, by promoting long-term value growth and by paying awards in the form of equity.

Balance compensation cost and return by paying awards based on performance.

Annual Restricted Stock Unit (RSU) Grants	Annual equity grants in the form of RSUs that vest in equal installments over 4 years. Amount of grant is a percentage of base salary.	Promote alignment of executive and shareholder interests by ensuring executives have significant ownership of HEI stock. Retain talented leaders through multi-year vesting.
Benefits	Includes defined benefit pension plans and retirement savings plan, deferred compensation plans, minimal perquisites and an executive death benefit plan (now frozen).	Enhance total compensation with meaningful and competitive benefits that promote peace of mind and contribute to financial security.
*In light of the pending merger with NextEra Energy, Inc., the Committee decided to provide for the 2015-17 LTIP to be settled in cash in lieu of equity.  The Committee determined that the Company’s stock price might be affected at least in part by merger considerations that are unrelated to the Company’s performance and that, as a result, the compensatory goals of the LTIP would be better served by a cash settlement.
Changes to Elements in 2015
On an annual basis, the HEI Compensation Committee reviews and recommends for Hawaiian Electric Board approval each named executive officer’s target compensation opportunity, which is composed of four of the five elements in the chart above: base salary, annual incentive opportunity at target, long-term incentive opportunity at target and annual RSU grant. The last three of these elements are established as a percentage of base salary.
The HEI Compensation Committee recommended, and the Hawaiian Electric Board approved, increases in some of these elements for 2015, as shown in the chart below.

	Base Salary ($)		Annual Incentive (Target Opportunity[1] as % of Base Salary)		Long-term Incentive (Target Opportunity[1] as % of Base Salary)		Restricted Stock Units (Grant Value as % of Base Salary)
Name	2014	2015	2014	2015	2014-16	2015-17	2014	2015
Alan M. Oshima[2]	550,000[3]	566,500	50/75[4]	same (75)	55	90 [5]	45	50
Tayne S. Y. Sekimura	322,000	332,000	50	same	45	same	35	same
Stephen M. McMenamin	300,000	305,000	45	same	45	same	35	same
Jimmy D. Alberts	250,000	255,000	45	same	45	same	35	same
Jay M. Ignacio[6]	231,000	255,417	45	same	45	same	35	same
Patricia U. Wong	310,000	315,000	45	same	45	same	35	same

1	The threshold and maximum opportunities are 0.5 times target and 2 times target, respectively.

2	Mr. Oshima was appointed as Hawaiian Electric President and Chief Executive Officer effective October 1, 2014.

3
The Committee set Mr. Oshima's base salary at $550,000 upon his promotion to Hawaiian Electric President & CEO effective October 1, 2014. Prior to that and from January 1, 2014 to May 18, 2014, Mr. Oshima's base salary while at HEI was $331,000 and from May 19, 2014 to September 30, 2014, his salary as a Hawaiian Electric senior executive on loan from HEI was $386,580.

4	Mr. Oshima's target annual incentive opportunity increased from 50% to 75% upon his promotion to Hawaiian Electric President & CEO in October 2014.

5
Mr. Oshima's target long-term incentive opportunity was increased from 55% to 90% for 2015 to increase the proportion of his long-term incentive opportunities tied to performance and to be at levels closer to long-term incentive opportunities for similar positions at comparable companies.

6
Mr. Ignacio's base salary was set at $245,000 effective as January 1, 2015 and was subsequently increased to $270,000 effective as of August 3, 2015, when the role of Senior Operations Advisor to the Hawaiian Electric President and CEO was added to his existing responsibilities as President of Hawaii Electric Light. The $255,417 base salary amount for 2015 included in the table above is the prorated amount for the 2015 year.

Base Salary
Base salaries for Hawaiian Electric named executive officers are reviewed and determined annually. In establishing its base salary recommendations, the HEI Compensation Committee considers competitive market data, internal equity, and each executive’s level of responsibility, experience, expertise, performance, and retention and succession considerations. The Committee strives to set base salaries at the competitive median, but may determine that the foregoing factors compel a higher or lower salary.
For 2015, each of the named executive officers received a base salary increase to recognize his or her performance and to maintain the market competitiveness of his or her pay. The percentage increases as applied to 2014 base salaries were as follows: Mr. Oshima (3.0%), Ms. Sekimura (3.1%), Mr. McMenamin (1.7%), Mr. Alberts (2.0%), Mr. Ignacio (at 1/1/15 - 6.1%, at 8/3/15 - 16.9% (see footnote 5 to the table above)) and Ms. Wong (1.6%). The resulting 2015 named executive officer base salaries are shown above.
Annual Incentives
Hawaiian Electric named executive officers and other executives are eligible to earn an annual cash incentive award under the HEI Executive Incentive Compensation Plan (EICP) based on the achievement of performance goals for the year. Each year, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the target annual incentive opportunity for each named executive officer, performance metrics for the year, and goals for achievement in those metrics.
2015 Target Annual Incentive Opportunity. The target annual incentive opportunity is a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each named executive officer, the HEI Compensation Committee takes into account the mix of pay elements, competitive market data, internal equity, prior performance and other factors described above under “Base Salary.”
The 2015 target annual incentive opportunities for the named executive officers are shown in the table above. For 2015, the target annual incentive opportunities for the named executive officers were unchanged from 2014. As a result of Mr. Oshima's promotion to Hawaiian Electric President & CEO in October 2014, Mr. Oshima's target opportunity was increased from 50% to 75%, which was in line with the median for similar positions at comparable companies.
2015 Performance Metrics, Goals and Results. The performance metrics for annual incentives are chosen because they connect directly to Hawaiian Electric’s strategic priorities and correlate with creating long-term value for all stakeholders, including shareholders, customers and employees. The 2015 metrics promote strengthened financial condition, more reliable systems, safer workplaces, greater customer satisfaction and progress toward Hawaii’s renewable energy goals.
In addition to selecting performance metrics, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum goal for each metric. The level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the HEI Compensation Committee and Hawaiian Electric Board believe threshold should represent solid performance with positive financial/operating results, target should denote achievable goals that include a stretch factor and maximum should signify truly exceptional performance.
The target level for financial goals, such as net income, is generally set at the level of the Board-approved budget, which represents the level of accomplishment Hawaiian Electric seeks to achieve for the year. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing the budget weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target level.
The chart below identifies the 2015 annual incentive metrics, the objective each measure serves, the level of achievement required to reach the threshold, target and maximum levels for each metric, and the results attained for 2015.
For a discussion of certain exclusions impacting the 2015 annual incentive results, please see below under "Adjustments for unusual events - 2015 Annual Incentive."
The previously reported restatements of HEI’s and Hawaiian Electric’s financial statements (see HEI’s and Hawaiian Electric's Form 8-K filed on November 5, 2015), including the subsequent cash flow statements and related corrections, did not impact HEI’s and Hawaiian Electric’s balance sheets or income statements. Since HEI’s and Hawaiian Electric’s metrics and goals do not involve or reflect results relating to the cash flow statements, the restatements and corrections did not impact compensation matters in any way.

2015 Annual Incentive		Goals			2015
Performance Metrics & Why We Use Them	Weight-ing	Threshold	Target	Maximum	Results
Net Income[1] focuses on fundamental earnings growth, which correlates to shareholder value and supports reinvestment in the utility.	45%	$125.2M	$139.1M	$153.0M	$143.9M
Clear Interconnection Queue[2] encourages greater integration of customer sited solar.	10%	Clear 98% of Oahu NEM queue as of 10/22/14, by 12/31/15	Clear 90% of Oahu NEM queue as of 10/22/14, by 4/30/15	Clear 98% of Oahu NEM queue as of 10/22/14, by 9/30/15	Maximum
EV Program[3] focuses on reducing fossil fuel use and managing EV impact to (customer) grid services.	10%	Establish business model group to develop an electrification of transportation business plan by 3/31/15	Submit business plan for the electrification of transportation business to Board by 8/31/15	Obtain PUC approval for implementing an electrification of transportation business plan that includes products, services, and tariffs by 12/1/15	Target
Integrated Demand Response[4] promotes expansion of customer options for renewable energy and lower customer bills.	10%	Develop program by incorporating feedback from the Request For Information to promote vendor participation and a variety of vendor approaches by 5/1/15	Procure services from collaborators or service providers, and work with customers to operationalize demand response technologies by 7/1/15	Roll out customer demand response programs by 12/24/15	Target
Safety[5] rewards improvements in workplace safety, promoting employee wellbeing and reducing expense.	5%	1.28 TCIR	1.16 TCIR	1.05 TCIR	2.26
Customer Satisfaction[6] focuses on improving the customer experience through all points of contact with the utility.	10%	62	64	68	61
System Average Interruption Duration Index (SAIDI)[7] promotes system reliability for customers.	10%	120 minutes	115 minutes	110 minutes	135 minutes

1
Net Income represents Hawaiian Electric’s consolidated non-GAAP core net income for 2015. Non‑GAAP core net income differs from what is reported under GAAP because it excludes the impact of the unusual events in 2015 described below under "Adjustments for unusual events - 2015 Annual Incentive." For a reconciliation of the GAAP and non‑GAAP results, see "Reconciliation of GAAP to Non‑GAAP Measures" in Appendix B.

2
Clearing the Interconnection Queue represents resolution of technical issues to allow greater integration of customer sited solar, while maintaining the reliability standards necessary to maintain grid integrity.

3	Electric Vehicle Program is based on reducing reliance on fossil fuel in the transportation sector and actively manage electric drive vehicles’ impact to (customer) grid services.

4	Integrated Demand Response is based on expanding customer options for renewable energy and lowering customer bills.

5
Safety is measured by consolidated Total Cases Incident Rate (TCIR), a standard measure of employee safety. TCIR equals the number of Occupational Safety and Health Administration recordable cases as of 12/31/15 × 200,000 productive hours divided by productive hours for the year. The lower the TCIR the better.

6	Customer Satisfaction is measured on a consolidated basis and is based on customer surveys conducted by a third party vendor.

7	SAIDI is measured by the average outage duration for each customer served, exclusive of catastrophic events.
Based on the level of performance achieved above, in February 2016, the HEI Compensation Committee approved and the Hawaiian Electric Board ratified the following 2015 annual incentive payouts. The payout amounts are also shown in the 2015 Summary Compensation Table below in the “Nonequity Incentive Plan Compensation” column. The range of possible annual incentive payouts for 2015 is shown in the 2015 Grants of Plan Based Awards table below.

Name	2015 Annual Incentive Payout ($)
Alan M. Oshima	$427,168
Tayne S. Y. Sekimura	166,896
Stephen M. McMenamin	137,991
Jimmy D. Alberts	115,369
Jay M. Ignacio	115,596
Patricia U. Wong	142,515
Adjustments for unusual events - 2015 Annual Incentive. The Committee considers adjustments to performance results with caution and only in circumstances that are unforeseen and unique or extraordinary. The Committee recognizes that Hawaiian Electric is heavily regulated and external forces can impact incentive plans significantly. The Committee is also mindful of only considering adjustments that are warranted.
In determining Hawaiian Electric’s 2015 net income for purposes of the 2015 EICP, the Committee considered the effect of one unusual event that was material to the utilities. The event was the Hawaii Public Utilities Commission’s (PUC) decoupling order issued on May 28, 2015 that implemented changes to the Rate Adjustment Mechanism (RAM) in Hawaiian Electric’s decoupling mechanism, including the O&M level in the RAM as well as other changes, which cumulatively had a negative impact of $7.7 million on Hawaiian Electric’s net income. The Committee determined that it was appropriate to exclude the unanticipated event described above resulting in a net $7.7 million positive adjustment to the utility’s net income for purposes of 2015 performance under the annual incentive plan. The Committee deemed the exclusion of the impact of the decoupling decision to be appropriate because the PUC’s decision was not anticipated, was not contemplated at the time the performance goals were established and was unrelated to Hawaiian Electric management’s decisions and actions.
In early 2015, the Committee also considered the effects of the costs relating to the proposed merger with NextEra Energy, Inc. and pre-approved the use of core earnings ("core earnings" excludes the costs related to the merger/integration/spin-off) for determining 2015 net income. As a result, $15.8 million of merger/integration/spin-off costs were excluded for purposes of measuring HEI’s net income for 2015. Of that $15.8 million amount, $0.5 million represented Hawaiian Electric’s merger-integration costs, which were excluded from Hawaiian Electric’s 2015 net income. The Committee deemed the use of core earnings to be appropriate because the merger transaction is an extraordinary event that is unrelated to HEI's or Hawaiian Electric's ongoing business operations, and because of its material impact on the companies.
Long-Term Incentives
Hawaiian Electric named executive officers and other executives are also eligible to earn awards, historically in the form of HEI Common Stock, under the Long-term Incentive Plan (LTIP) based on achievement of Company performance goals over rolling three-year periods. These incentives are designed to reward executives for long-term value growth that benefits all stakeholders, including customers and shareholders. Because awards are established as a number of shares of HEI Common Stock, executives are exposed to the risk of change in HEI's stock price during the performance period. The three-year performance periods foster a long-term perspective and provide balance with the shorter-term focus of the annual incentive program. In addition, the overlapping three-year performance periods encourage sustained high levels of performance because at any one time three separate potential awards are affected by current performance.
Similar to the annual incentives, in developing long-term incentives, the HEI Compensation Committee recommends and the Hawaiian Electric Board approves the target incentive opportunity for each executive, performance metrics for the three-year period and goals for achievement in each metric.
In light of the pending merger with NextEra Energy, Inc., the Committee decided to provide for the 2015-17 LTIP to be settled in cash in lieu of equity.  The Committee determined that the Company’s stock price might be affected at least in part by merger considerations that are unrelated to the Company’s performance and that, as a result, the compensatory goals of the LTIP would be better served by a cash settlement.
2015-17 Long-Term Incentive Plan
2015-17 Target Long-Term Incentive Opportunity. As with the annual incentives, the target long-term incentive opportunity is a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each executive, the HEI Compensation Committee considers the mix of pay elements, competitive market data, internal equity, prior year performance and other factors described above under “Base Salary.”
For the 2015‑17 period, the Committee recommended, and the Board approved, an increase in the target opportunity for Mr. Oshima (from 55% to 90%) to increase the proportion of his long‑term incentive opportunities tied to performance and to be at levels closer to the long‑term incentive opportunities for his position at comparable companies. The Committee made no changes to the target incentive opportunities for the other named executive officers for 2015‑17, as it determined that the target long‑term incentive opportunities for the prior performance period remained appropriate. The 2015‑17 target long‑term incentive opportunities for the named executive officers are shown in the table under "Changes to Elements in 2015" above.
2015-17 Performance Metrics and Goals. The performance metrics for long-term incentives are chosen for their relationship to long-term value growth and alignment with Hawaiian Electric's multi-year strategic plans.
In addition to selecting performance metrics, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum goal for each metric. The same principles that are followed in establishing annual incentive goals apply to long-term incentive goals. As such, the level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the Committee and Board believe threshold should represent solid performance with positive financial/operating results, target should denote achievable goals that include a stretch factor and maximum should signify truly exceptional performance.
The target level for financial goals, such as the three-year ROACE, relate to the levels Hawaiian Electric seeks to achieve over the performance period. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing those levels weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target result. For the 2015-17 period, the Committee chose and the Hawaiian Electric Board ratified the metrics and goals in the following chart.

2015-17 Long-Term Incentive		Goals
Performance Metrics & Why We Use Them	Weighting*	Threshold	Target	Maximum
HEI 3-year Average Annual EPS Growth[1] promotes shareholder value by focusing on EPS growth over a three-year period.	50%	2.2%	3.5%	4.5%
3-year ROACE as a % of Allowed Return[2] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator. The focus on ROACE encourages improved return compared to the cost of capital.	50%	73%	83%	93%

*	The same weightings apply to all named executive officers.

1
HEI 3-year Average Annual EPS Growth is calculated by taking the sum of each full calendar year's (2015, 2016 and 2017) EPS percentage growth over the EPS of the prior year and dividing that sum by three.

2
3-year ROACE as a % of Allowed Return is Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the PUC for the same period.

Shareholders, customers and employees all benefit when the above goals are met. Achievement of these goals makes Hawaiian Electric and HEI stronger financially, enabling Hawaiian Electric and HEI to raise capital at favorable rates for reinvestment in the utilities and supporting shareholder dividends. From a historical perspective, long-term incentive payouts are not easy to achieve, nor are they guaranteed. Hawaiian Electric and its subsidiaries face significant external challenges in the 2015-17 period. Extraordinary leadership on the part of the named executive officers will be needed to achieve the long-term objectives required for them to earn the incentive payouts.
2013-15 Long-Term Incentive Plan. The Hawaiian Electric Board and HEI Compensation Committee established the 2013-15 long-term incentive opportunities, performance metrics and goals in February 2013. Those decisions were described in the Hawaiian Electric Form 10-K for the year ended December 31, 2013 and are summarized again below to provide context for the results and payouts for the 2013-15 period.
2013-15 Target Long-Term Incentive Opportunity. In February 2013, the HEI Compensation Committee established, and the Hawaiian Electric Board ratified, the following 2013-15 target incentive opportunities as a percentage of named executive officer base salary:

Name	2013-15 Target Opportunity** (as % of Base Salary)
Alan M. Oshima*	55%
Tayne S. Y. Sekimura	45%
Stephen M. McMenamin	45%
Jimmy D. Alberts	45%
Jay M. Ignacio	45%
Patricia U. Wong	45%

*	Mr. Oshima was an HEI employee when the 2013-15 target opportunities were established. Accordingly, the target opportunity established for Mr. Oshima at that time applied to him for the 2013-15 LTIP.

**	The threshold and maximum opportunities were 0.5 times target and 2 times target, respectively.
Since the payouts are in the form of HEI Common Stock, the award opportunities were converted into a potential number of shares to be received at threshold, target and maximum performance based on the fair market value of HEI Common Stock on the date the award opportunities were established.
2013-15 Performance Metrics, Goals and Results. The HEI Compensation Committee established, and the Hawaiian Electric Board approved, the 2013-15 performance metrics and goals in the chart below in February 2013. The performance metrics were selected for their correlation with long-term growth in value and alignment with Hawaiian Electric’s multi-year strategic plans. The 2013-15 Results column shows the level of achievement attained in each metric.
For a discussion of certain exclusions impacting to the 2013-15 LTIP for Hawaiian Electric, please see below under "Adjustments for unusual events - 2013-15 LTIP."
The previously reported restatements of HEI’s and Hawaiian Electric’s financial statements (see HEI’s and Hawaiian Electric's Form 8-K filed on November 5, 2015), including the subsequent cash flow statements and related corrections, did not impact HEI’s and Hawaiian Electric’s balance sheets or income statements. Since HEI’s and Hawaiian Electric’s metrics and goals do not involve or reflect results relating to the cash flow statements, the restatements and corrections did not impact compensation matters in any way.

2013-15 Long-Term Incentive		Goals**			2013-15
Performance Metrics** & Why We Use Them	Weighting*	Threshold	Target	Maximum	Results
All named executive officers
HEI Relative TSR[1] compares the value created for HEI shareholders to that created by other investor-owned electric companies (EEI Index).	50%	30th percentile	50th percentile	75th percentile	22nd percentile
Mr. Oshima only
HEI 3‑year Avg. Net Income[2] focuses on fundamental earnings growth, which correlates to shareholder value.	25%	$168M	$190M	$206M	$180M***
HEI 3‑year ROACE[3] measures profitability based on net income returned as a % of average common equity.	25%	9.0%	9.9%	10.3%	10.0%
All named executive officers other than Mr. Oshima
3-year ROACE as a % of Allowed Return[4] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator.	25%	74%	84%	94%	85%
3-year Avg. Net Income[5] focuses on Hawaiian Electric’s fundamental earnings growth, which correlates to shareholder value and supports reinvestment in the utility.	25%	$136.5M	$147.1-156.2M	$166.8M	$136.5M

*	The same weightings apply to all named executive officers.

**	Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when his 2013-15 LTIP award was determined. Accordingly, HEI's metrics and goals were applied to Mr. Oshima for the 2013-15 LTIP.

***
The Committee determined to correct a prior ministerial error with a $2 million adjustment to HEI’s actual net income for purposes of measuring HEI’s 2013, 2014 and 2015 net income performance under the 2013-15 LTIP. At the February 4, 2013 Committee meeting, the Committee approved a $2 million lower (than budget) ASB average net income target (average annual net income of $59 million per 2013-2015 budget) with respect to the 2013-15 LTIP. ASB also reduced its corresponding minimum and maximum goals as well. The $2 million target reduction at ASB should have flowed through to HEI’s consolidated average net income goal, but that flow through was inadvertently not effected at that time. Accordingly, the $180M figure includes the $2M adjustment.

1
HEI Relative TSR compares HEI’s TSR to that of the companies in the Edison Electric Institute (EEI) Index (see "Performance Peers" in Appendix A) for the companies that comprised the EEI Index in 2015). For LTIP purposes, TSR is the sum of the growth in price per share of HEI Common Stock based on the December month-average share price at the beginning of the performance period to the December month-average share price at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the beginning December month-average share price.

2
The HEI 3‑year Average Net Income result is the average of HEI’s non‑GAAP core net income for 2013 through 2015. Non‑GAAP core net income differs from what is reported under GAAP because it excludes the impact of the unusual events in 2013 through 2015 described below under “Adjustments for unusual events - 2013‑15 LTIP.” For a reconciliation of the GAAP and non‑GAAP results, see “Reconciliation of GAAP to Non‑GAAP Measures” attached as Appendix B.

3	The HEI 3‑year ROACE result is HEI’s average net income divided by average common equity for the period, adjusted for exclusions the Committee allows for bank and utility results.

4
3-year ROACE as a % of Allowed Return represents Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the Hawaii Public Utilities Commission for the same period. The calculation of Hawaiian Electric consolidated average ROACE included the adjustments described below in "Adjustments for unusual events - 2013-15 LTIP," both for net income and common equity. See "Reconciliation of GAAP to Non‑GAAP Measures" in Appendix B for a reconciliation of the GAAP and non-GAAP results.

5
The 3-year Average Net Income result is based on the average of 2014 and 2015 Hawaiian Electric consolidated net income adjusted as described below in "Adjustments for unusual events - 2013-15 LTIP" and 2013 GAAP net income. See "Reconciliation of GAAP to Non‑GAAP Measures" in Appendix B for a reconciliation of the GAAP and non-GAAP results.

Based on the level of performance achieved above, in February 2016 the HEI Compensation Committee approved and the Hawaiian Electric Board ratified the following actual 2013-15 long-term incentive payouts. Dividend equivalent shares accrued during the period on the number of shares earned and were paid along with the shares, as shown below.

Name	Payout (Shares)	Dividend Equivalent (DE) Shares	Total (Payout plus DE Shares)
Alan M. Oshima*	1,772	260	2,032
Tayne S. Y. Sekimura	2,089	307	2,396
Stephen M. McMenamin	1,921	282	2,203
Jimmy D. Alberts	1,641	241	1,882
Jay M. Ignacio	1,500	221	1,721
Patricia U. Wong	2,042	300	2,342

*
Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when his 2013-15 LTIP award was determined. Accordingly, HEI's metrics and goals were applied to Mr. Oshima for the 2013 -15 LTIP. The 2,032 share amount represents the pro-rated portion of Mr. Oshima's 2013-15 LTIP payout for his service to Hawaiian Electric in 2014 and 2015. That is, it includes compensation for 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2015. For Mr. Oshima's total 2013-2015 LTIP payout, which also includes the portion reflecting service to HEI, see "2013-15 performance metrics, goals, results & payouts" in HEI's 2016 Proxy Statement.

Adjustments for unusual events - 2013‑15 LTIP. As noted above, the Committee considers adjustments to performance results with caution and only in circumstances that are unforeseen and unique or extraordinary. The Committee recognizes that Hawaiian Electric is heavily regulated and external forces can impact incentive plans significantly. The Committee is also mindful of only considering adjustments that are warranted. Some of these exclusions were also discussed above regarding the annual incentives.
ASB-related adjustments for the 2013-15 LTIP flowed through to HEI and thus affected the 2013-15 LTIP outcome for Mr. Oshima, for whom HEI's 2013-15 LTIP metrics and goals applied (see note under chart above). In determining ASB’s 2013, 2014 and 2015 net income and ROA performance for purposes of the 2013‑15 long‑term incentive plan, the Committee considered the effects of two unusual events that were material to ASB. The first event was the unanticipated application to ASB of the debit card interchange fee cap under the Durbin Amendment to the Dodd‑Frank Act (see Durbin Amendment summary below), which had a negative impact of $3 million on ASB’s net income for 2013 and $6.2 million on each of ASB’s net income for 2014 and 2015. The second was the settlement of ASB’s overdraft fee litigation, which had a impact of $0.6 million on ASB’s net income for 2014.
The Committee determined that it was appropriate to exclude the impact of these events on ASB’s net income for those periods, resulting in increases of $3.0 million, $6.2 million and $6.2 million in ASB’s net income for 2013, 2014 and 2015, respectively. The Committee deemed the exclusion of the Durbin Amendment impact to be appropriate because the fee caps were not anticipated to apply to banks the size of ASB, its application to ASB was unrelated to ASB management’s actions, and because of its material negative impact on ASB. The Committee also deemed the exclusion of the overdraft fee litigation settlement costs to be appropriate because the costs were not anticipated and were unrelated to ASB management’s actions.
With respect to Hawaiian Electric’s 2014 net income performance, the Committee considered the effects of two unusual events that were material to the utilities. The first event was the unanticipated operational costs relating to Tropical Storm Iselle, which had a negative impact of $1.4 million on Hawaiian Electric’s net income for 2014. The second event was the unanticipated impact of the Hawaii Public Utilities Commission’s (PUC) decision to implement structural changes to Hawaiian Electric’s decoupling mechanism, which had a negative impact of $3.6 million on Hawaiian Electric’s net income for 2014. The Committee determined that it was appropriate to exclude both events for purposes of measuring 2014 performance under the 2013‑15 LTIP, resulting in a $5 million increase in the utilities’ net income for 2014. The Committee deemed the exclusion of costs resulting from Tropical Storm Iselle and the impact of the decoupling structural changes to be appropriate because these events were not anticipated, were not contemplated at the time the performance goals were established and were unrelated to Hawaiian Electric management’s decisions and actions.
In determining Hawaiian Electric’s 2015 net income for purposes of the 2013-15 LTIP, the Committee considered the effect of one unusual event that was material to the utilities. The event was the PUC's decoupling order issued on May 28, 2015 that implemented changes to the RAM in Hawaiian Electric’s decoupling mechanism, including the O&M level in the RAM as well as other changes, which cumulatively had a negative impact of $7.7 million on Hawaiian Electric’s net income. The Committee determined that it was appropriate to exclude the unanticipated event described above resulting in a net $7.7 million increase in the utility’s net income for purposes of 2015 performance under the 2013-15 LTIP. The Committee deemed the exclusion resulting from the decoupling decision to be appropriate because the PUC’s decision was not anticipated, was not contemplated at the time the performance goals were established and was unrelated to Hawaiian Electric management’s decisions and actions, and because of its material impact on Hawaiian Electric.
In early 2015, the Committee considered the effects of the costs relating to the proposed merger with NextEra Energy, Inc. and pre-approved the use of core earnings ("core earnings" excludes the costs related to the merger/integration/spin-off) for determining HEI's 2015 net income. As a result, $15.8 million of merger/integration/spin-off costs were excluded for purposes of measuring HEI’s net income for 2015. Of that $15.8 million amount, $0.5 million represented Hawaiian Electric’s merger-integration costs, which were excluded from Hawaiian Electric’s 2015 net income. The Committee deemed the use of core earnings to be appropriate because the merger transaction is an extraordinary event that is unrelated to HEI and Hawaiian Electric managements' actions with respect to ongoing business operations, and because of its material impact on HEI and Hawaiian Electric.
Durbin Amendment summary. Section 1075 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act (Dodd‑Frank Act), known as the Durbin Amendment, requires the Federal Reserve to issue regulations limiting debit card interchange fees. The Durbin Amendment exempts issuers with assets of less than $10 billion from the fee cap. This exemption is known as the “small issuer exemption.” The Congressional intent of the $10 billion threshold was to protect the profitability of smaller community banks like ASB, which has approximately $5.5 billion in assets.
Other financial reform provisions of the Dodd‑Frank Act define assets as including assets of affiliates that are “financial in nature”; however, the implementing regulations for the Durbin Amendment did not distinguish financial from non‑financial affiliates when calculating asset size. Thus, the inclusion of the assets of HEI’s utility causes ASB to be subject to the Durbin Amendment’s interchange fee cap in the same manner as far larger banks. None of ASB’s performance peers (banks with assets in the $3.5 to $8 billion range) are subject to the fee caps. The fee caps applied to ASB in 2013, 2014 and 2015 (with a negative net income impacts of $3 million, $6.2 million and $6.2 million, respectively).
2014-16 Long-Term Incentive Plan. Hawaiian Electric’s 2014-16 long-term incentive plan was described on pages 14-15 of Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Restricted Stock Units
Hawaiian Electric named executive officers are eligible to receive annual equity-based grants in the form of RSUs that vest over a four-year period. RSUs offer executives the opportunity to receive shares of HEI Common Stock when the restrictions lapse, generally subject to continued employment with the Company. The value of the annual RSU grant is a percentage of the executive’s base salary as shown above. These awards are designed to focus executives on creating long-term value for shareholders and other stakeholders. Since they take four years to fully vest, the RSUs also promote retention. The RSUs vest and convert to shares of HEI Common Stock (plus compounded dividend equivalent shares on earned shares) in equal annual installments beginning one year from the date of grant. The 2015 RSU grants are set forth in the 2015 Grants of Plan-Based Awards table below.
Benefits
Retirement. Hawaiian Electric provides retirement benefits to named executive officers to promote financial security in recognition of years of service and to attract and retain high-quality leaders.
Hawaiian Electric employees, including named executive officers, are eligible to participate in the HEI Retirement Plan, which is a tax-qualified defined benefit pension plan, and to save for retirement on a tax-deferred basis through HEI’s 401(k) Plan, which does not provide matching contributions for participants who joined the Company before May 1, 2011. In 2011, HEI amended the HEI Retirement Plan and HEI 401(k) Plan to create a new benefit structure for employees hired on or after May 1, 2011. Employees covered by the new benefit structure receive a reduced pension benefit under the HEI Retirement Plan, but are eligible for limited matching contributions under the HEI 401(k) Plan. These changes are intended to lower the cost of pension benefits over the long term. Other than Mr. Oshima and Mr. Alberts (who both joined the Company after May 1, 2011), none of the named executive officers who participate or participated in the HEI 401(k) Plan receive or received matching contributions under that plan, since all of them joined the Company prior to May 1, 2011.
Additional retirement benefits that cannot be paid from the HEI Retirement Plan due to Internal Revenue Code limits are provided to Hawaiian Electric named executive officers and other executives through the nonqualified HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans and on the amount of annual benefits that can be paid from qualified retirement plans. This allows those participating in the HEI Excess Pay Plan a total retirement benefit at the same general percentage of final average pay afforded to other employees under the HEI Retirement Plan. In 2015, all Hawaiian Electric named executive officers, except

Mr. Alberts, participated in the HEI Excess Pay Plan. Retirement benefits are discussed in further detail in the 2015 Pension Benefits table and related notes below.
Deferred Compensation Plans. Hawaiian Electric provides named executive officers and other executives the opportunity to participate in plans that allow them to defer compensation and the resulting tax liability. Hawaiian Electric named executive officers may participate in the HEI Deferred Compensation Plan, a nonqualified deferred compensation plan implemented in 2011 that allows deferral of portions of the participants’ cash compensation, with certain limitations, and provides investment opportunities that are substantially similar to those available under the HEI 401(k) Plan. There are no matching or other employer contributions under the HEI Deferred Compensation Plan. Hawaiian Electric named executive officers are also eligible to defer payment of annual and long-term incentive awards and the resulting tax liability under a prior HEI nonqualified deferred compensation plan. Mr. Oshima and Mr. Ignacio are the only Hawaiian Electric named executive officers who participated in either of the HEI nonqualified deferred compensation plans in 2015.
Executive Death Benefit Plan (frozen since 2009). In September 2009, HEI froze the Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive’s beneficiaries following the executive’s death while employed or after retirement. As part of the freeze, HEI closed the plan to new participants and ceased all benefit accruals for current participants (i.e., there will be no increase in death benefits due to salary increases after September 9, 2009). Under contracts with Executive Death Benefit Plan participants in effect before September 2009, the death benefits were grossed up for tax purposes. This treatment was considered appropriate because the executive death benefit is a form of life insurance and traditionally life insurance proceeds have been tax-exempt. All of the named executive officers are covered under the Executive Death Benefit Plan except Mr. Oshima, Mr. Alberts and Mr. McMenamin, who are not covered because they joined the Company after the plan was frozen. Death benefits are discussed in further detail in the 2015 Pension Benefits table and related notes below.
Change-in-Control Agreements. Ms. Wong is the only Hawaiian Electric named executive officer who had a change-in-control agreement. Ms. Wong retired from Hawaiian Electric on December 30, 2015 and her change-in-control agreement terminated at that time.
The Hawaiian Electric Board and HEI Compensation Committee consider change-in-control agreements to be an appropriate tool to recruit executives as an expected part of their compensation package, to encourage the continued attention of executives to the performance of their duties without distraction in the event of a potential change in control and to assist in retaining key executives. Change-in-control agreements can protect against executive flight during a transaction when key executives might, in the absence of the agreement, leave the Company and accept employment elsewhere.
Minimal Perquisites. Hawaiian Electric provides certain minimal other compensation to the named executive officers in the form of perquisites because such items are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation. Hawaiian Electric may, from time to time, reimburse for reasonable business-related expenses. In 2015, the Company paid club membership dues for all named executive officers except Mr. Ignacio, for the primary purpose of business entertainment expected of executives in their positions. Mr. Oshima and Mr. Alberts receive one more week and two more weeks, respectively, of vacation annually than other employees with similar length of service typically receive. For further description of perquisites, see footnote 4 to the 2015 Summary Compensation Table below.
Elimination of Most Tax Gross-Ups. Hawaiian Electric has eliminated nearly all tax gross-ups. There are no tax gross-ups on club membership initiation fees or dues or in the change-in-control agreements. As discussed under “Executive Death Benefit Plan (now frozen),” tax gross-ups of death benefits have been restricted to the executives who participated in the Executive Death Benefit Plan prior to September 2009 (when the plan was frozen). As noted in that discussion, such tax gross-ups are pursuant to contracts in effect prior to September 2009 and were considered appropriate because executive death benefits are a form of life insurance, the proceeds of which have traditionally been tax-exempt.
Additional Policies and Information
Prohibition on Hedging and Pledging
HEI’s Insider Trading Policy prohibits all directors, officers and employees of HEI and its subsidiaries (as well as the spouses, minor children, adult family members sharing the same household and any other person for whom the director, officer or employee exercises substantial control over such person’s securities trading decisions) from trading in options, warrants, puts, calls or similar instruments on HEI securities, making short sales in such securities, holding such securities in margin accounts or pledging such securities.

Executive Compensation Clawback Policy
HEI has a formal executive compensation clawback policy that applies to any performance-based compensation awarded to an executive officer, including Hawaiian Electric executive officers. Under that policy, in the event the financial statements of HEI or Hawaiian Electric are significantly restated, the Hawaiian Electric and HEI Boards and the HEI Compensation Committee will review the circumstances that caused the need for the restatement and determine whether fraud, gross negligence or intentional misconduct were involved. If so, the Hawaiian Electric and HEI Boards may direct the Company to recover all or a portion of the performance-based award from the executive officer(s) found personally responsible. The SEC has issued proposed rules concerning clawback policies pursuant to the Dodd-Frank Act. HEI will amend its clawback policy to ensure it is consistent with such rules as and when required.
The previously reported restatements of HEI’s and Hawaiian Electric’s financial statements (see HEI’s and Hawaiian Electric's Form 8-K filed on November 5, 2015), including the subsequent cash flow statements and related corrections, did not impact HEI’s and Hawaiian Electric’s balance sheets or income statements. Since HEI’s and Hawaiian Electric’s metrics and goals do not involve or reflect results relating to the cash flow statements, the restatements and corrections did not impact compensation matters in any way.
Tax and Accounting Impacts on Compensation Design
In designing compensation programs, the HEI Compensation Committee considers tax and accounting implications of its decisions, along with other factors described in this Compensation Discussion & Analysis.
Tax Matters. Section 162(m) of the Internal Revenue Code disallows a publicly traded company a federal income tax deduction for compensation over $1 million paid to the CEO or any of the next three most highly compensated executive officers (other than the chief financial officer), unless the amount above $1 million meets the requirements to be deemed performance-based compensation. Accordingly, Section 162(m) applies to the named executive officers of HEI and not to those of Hawaiian Electric as such. Another tax consideration factored into the design of Hawaiian Electric’s compensation programs is compliance with the requirements of Section 409A of the Internal Revenue Code, which can impose additional taxes on participants in deferred compensation arrangements.
Accounting Matters. In establishing performance goals for equity compensation, the HEI Compensation Committee considers the impact of accounting rules in determining how discretion may be used. Accounting rules also prescribe the way in which compensation is expensed. For example, under GAAP, compensation is generally expensed when earned. Financial Accounting Standards Board ASC Topic 718 generally requires that equity compensation awards be accounted for based on their grant date fair value and vesting periods. The Hawaiian Electric Board and HEI Compensation Committee may determine that there should not be any incentive payout that would result solely from a new way of accounting for a financial measure or vice versa.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table shows Hawaiian Electric named executive officer total compensation for 2013, 2014 and 2015 for all of the named executive officers other than Mr. Ignacio, Mr. Alberts and Mr. Oshima, for 2014 and 2015 for Mr. Oshima (who was not a named executive officer in 2013) and for 2015 only for Mr. Ignacio and Mr. Alberts (who were not named executive officers in 2013 and 2014), in each case as calculated under SEC rules for each year that the applicable officer was a named executive officer. Cash compensation earned for the applicable year is reported in the "Salary," "Nonequity Incentive Plan Compensation" and "All Other Compensation" columns. The "Stock Awards" column is comprised of (i) the opportunity to earn shares of HEI Common Stock in the future if performance metrics are achieved and (ii) share units that vest over time and may be forfeited in whole or in part if the executive leaves before the applicable vesting period ends. The "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column sets forth the change in value of pension and executive death benefits, which can fluctuate significantly from year to year based on changes in discount rates and other actuarial assumptions and does not necessarily reflect the benefit to be received by the executive. "Total Without Change in Pension Value" shows total compensation as determined under SEC rules minus the change in pension value and executive death benefits. All compensation amounts presented for Mr. Oshima in 2015 are the same amounts that are presented for him in the disclosure of HEI named executive officer compensation in HEI's 2016 Proxy Statement.
2015 SUMMARY COMPENSATION TABLE

Name and 2015 Principal Positions	Year	Salary ($)	Stock Awards ($) (1)	Nonequity Incentive Plan Compen- sation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compen- sation ($) (4)	Total Without Change in Pension Value ($) (5)	Total ($)
Alan M. Oshima*	2015	566,500	283,247	427,168	111,620	23,632	1,300,547	1,412,167
President and Chief Executive Officer	2014	267,971	286,316	169,466	97,342	3,005	726,758	824,100

Tayne S. Y. Sekimura	2015	332,000	116,201	166,896	110,227	—	615,097	725,324
Senior Vice President and Chief Financial Officer	2014	322,000	251,150	169,127	665,954	—	742,277	1,408,231
	2013	312,000	264,731	162,982	—	—	739,713	739,713
Stephen M. McMenamin	2015	305,000	106,753	137,991	109,735	—	549,744	659,479
Senior Vice President and Chief Information Officer	2014	300,000	233,984	124,939	201,601	—	658,923	860,524
	2013	287,000	243,545	134,930	67,057	—	665,475	732,532
Jimmy D. Alberts	2015	255,000	89,242	115,369	28,616	24,674	484,285	512,901
Senior Vice President, Customer Service

Jay M. Ignacio	2015	255,417	85,733	115,596	115,118	—	456,746	571,864
President, Hawaii Electric Light and Senior Operations Advisor to the Hawaiian Electric President and CEO

Patricia U. Wong**	2015	315,000	110,262	142,515	278,603	—	567,777	846,380
Former, Senior Vice President, Corporate Services	2014	310,000	241,793	122,826	686,816	—	674,619	1,361,435
	2013	305,000	258,801	163,981	—	—	727,782	727,782

*
Effective October 1, 2014, Mr. Oshima was appointed Hawaiian Electric President & CEO. Prior to that, Mr. Oshima served as HEI EVP, Corporate and Community Advancement from October 10, 2011 through May 18, 2014. Effective May 19, 2014 and up to his appointment as Hawaiian Electric President & CEO, Mr. Oshima served as a senior Hawaiian Electric executive officer on loan from HEI. Mr. Oshima's 2014 compensation for Hawaiian Electric shown above includes only compensation attributable to his time working for Hawaiian Electric in 2014. This includes compensation for 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014.

**	Ms. Wong retired on December 30, 2015.

1.
Stock Awards. These amounts represent the aggregate grant date fair value of stock awards granted in the years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). For 2015, these amounts are comprised of restricted stock units (RSUs) granted in 2015 and vesting in installments over a four‑year period. See the 2015 Grants of Plan-Based Awards table below for the portion of the amount in the Stock Awards column above that is composed of 2015 grants of RSUs. For a discussion of the assumptions underlying the amounts set out for the RSUs, see Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K. Since the 2015-17 Long‑term Incentive Plan (LTIP) is denominated in cash rather than in stock, in accordance with SEC rules the cash payout (if any) in 2017 will be reported in the “Nonequity Incentive Plan Compensation” column in the 2017 Summary Compensation Table. For 2013 and 2014, the Stock Awards amounts shown in the table comprise: (i) the opportunity (based on probable outcome of performance conditions (in this case target) as of the grant date) to earn shares of HEI Common Stock in the future pursuant to the LTIP if pre‑established performance goals are achieved and (ii) restricted stock units (RSUs) granted in the year shown and vesting in installments over a four‑year period.

2.
Nonequity Incentive Plan Compensation. These amounts represent payouts to named executive officers under the annual incentive plan, called the Executive Incentive Compensation Plan (EICP), earned for the years shown. EICP payouts are made in cash. The incentive plan payout to Mr. Oshima for 2014 represented the pro-rated portion of the award related to Hawaiian Electric service which includes 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014.

3.
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the change in present value of the accrued pension and executive death benefits from beginning of year to end of year for 2013, 2014 and 2015. These amounts are not current payments; pension and executive death benefits are only paid after retirement or death, as applicable. The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates. The 2015 change in pension value decreased significantly from that in 2014 because of higher discount rates and lower expected rates of improvement in the mortality tables based on Scale MP-2015 published by the Society of Actuaries. For a further discussion of the applicable plans, see the 2015 Pension Benefits table and related notes below. No Hawaiian Electric named executive officer had above-market or preferential earnings on nonqualified deferred compensation for the periods covered in the table above.

4.	All Other Compensation. The following table summarizes the components of “All Other Compensation” with respect to 2015:

Name	Contributions to Defined Contribution Plans ($)[a]	Other ($)[b]	Total All Other Compensation ($)
Alan M. Oshima	7,978	15,654	23,632
Tayne S.Y. Sekimura*	—	—	—
Stephen M. McMenamin*	—	—	—
Jimmy D. Alberts	9,874	14,800	24,674
Jay M. Ignacio*	—	—	—
Patricia U. Wong*	—	—	—

a	Messrs. Oshima and Alberts received matching contributions to their accounts in the HEI 401(k) Plan up to the amount permitted based on eligible compensation ($265,000 in 2015).

b
Mr. Oshima received club membership dues and had one more week of vacation than employees with similar length of service would usually receive. Mr. Alberts received club membership dues and had two more weeks of vacation than employees with similar length of service would usually receive.

*
The total value of perquisites and other personal benefits for each of Ms. Sekimura, Mr. McMenamin, Mr. Ignacio and Ms. Wong was less than $10,000 for 2015 and is therefore not included in the table above.

5.
Total Without Change in Pension Value. Total Without Change in Pension Value represents total compensation as determined under SEC rules, minus the change in pension value and executive death benefits amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. We include this column because the magnitude of the change in pension value and death benefits in a given year is largely determined by actuarial assumptions, such as discount rates and mortality assumptions set by the Society of Actuaries, and does not reflect decisions made by the HEI Compensation Committee or Hawaiian Electric Board for that year or the actual benefit necessarily to be received by the recipient. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column and are not a substitute for the Total column.

Additional narrative disclosure about salary, stock awards, nonequity incentive plan compensation, change in pension benefits and nonqualified deferred compensation earnings and all other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards
The table below shows cash performance award opportunities under the 2015 annual incentive plan and the long-term incentive plan for performance over the 2015-17 period and payable in 2018 and RSUs granted in 2015 and vesting in installments over four years.
2015 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Alan M. Oshima	2/6/15 EICP	212,438	424,875	849,750	—	—	—	—	—
	2/6/15 LTIP	254,925	509,850	1,019,700	—	—	—	—	—
	2/6/15 RSU	—	—	—	—	—	—	8,395	283,247
Tayne S. Y. Sekimura	2/6/15 EICP	83,000	166,000	332,000	—	—	—	—	—
	2/6/15 LTIP	74,700	149,400	298,800	—	—	—	—	—
	2/6/15 RSU	—	—	—	—	—	—	3,444	116,201
Stephen M. McMenamin	2/6/15 EICP	68,625	137,250	274,500	—	—	—	—	—
	2/6/15 LTIP	68,625	137,250	274,500	—	—	—	—	—
	2/6/15 RSU	—	—	—	—	—	—	3,164	106,753
Jimmy D. Alberts	2/6/15 EICP	57,375	114,750	229,500	—	—	—	—	—
	2/6/15 LTIP	57,375	114,750	229,500	—	—	—	—	—
	2/6/15 RSU	—	—	—	—	—	—	2,645	89,242
Jay M. Ignacio	2/6/15 EICP	57,469	114,938	229,875	—	—	—	—	—
	2/6/15 LTIP	59,656	119,313	238,625	—	—	—	—	—
	2/6/15 RSU	—	—	—	—	—	—	2,541	85,733
Patricia U. Wong	2/6/15 EICP	70,875	141,750	283,500	—	—	—	—	—
	2/6/15 LTIP	70,875	141,750	283,500	—	—	—	—	—
	2/6/15 RSU	—	—	—	—	—	—	3,268	110,262

EICP	Executive Incentive Compensation Plan (annual incentive)

LTIP	Long-Term Incentive Plan (2015-17 period)

RSU	Restricted stock units

1.
Estimated Future Payouts Under Nonequity Incentive Plan Awards. Shows possible cash payouts under the 2015 EICP and the 2015-17 LTIP based on meeting performance goals set in February 2015 at threshold, target and maximum levels. Actual payouts for the 2015 EICP are reported in the 2015 Summary Compensation Table above. Actual payouts for the 2015-17 LTIP will be reported in the 2017 Summary Compensation Table.

2.
All Other Stock Awards: Number of Shares of Stock or Units. Represents number of RSUs awarded in 2015 that will vest and be issued as unrestricted stock in four equal annual installments on the grant date anniversary. The awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata vesting up to the date of termination. Receipt of RSU awards is generally subject to continued employment and expiration of the applicable vesting period. Dividend equivalent shares, not included in the chart, compound over the period at the actual dividend rate and are paid in HEI stock in conjunction with the annual installment vesting.

3.	Grant Date Fair Value of Stock Awards. Grant date fair value for RSUs is based on the closing price of HEI Common Stock on the NYSE on the date of the grant of the award.

Outstanding Equity Awards at Fiscal Year-End
OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

	Option Awards						Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#)					Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options					Shares or Units of Stock That Have Not Vested (1)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Grant Year	Exer-ciseable (#)	Unexer-ciseable (#)		Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($) (2)
Alan M. Oshima	2013	—	—	—	—	—	2,714	78,570	—	—
	2014	—	—	—	—	—	4,435	128,393	7,227	209,222
	2015	—	—	—	—	—	8,395	243,035	—	—
	Total	—	—	—	—	—	15,544	449,998	7,227	209,222
Tayne S. Y. Sekimura	2012	—	—	—	—	—	974	28,197	—	—
	2013	—	—	—	—	—	2,031	58,797	—	—
	2014	—	—	—	—	—	3,355	97,127	5,752	166,520
	2015	—	—	—	—	—	3,444	99,704	—	—
	Total	—	—	—	—	—	9,804	283,825	5,752	166,520
Stephen M. McMenamin	2012	—	—	—	—	—	900	26,055	—	—
	2013	—	—	—	—	—	1,868	54,079	—	—
	2014	—	—	—	—	—	3,126	90,498	5,359	155,143
	2015	—	—	—	—	—	3,164	91,598	—	—
	Total	—	—	—	—	—	9,058	262,230	5,359	155,143
Jimmy D. Alberts	2012	—	—	—	—	—	750	21,713	—	—
	2013	—	—	—	—	—	1,595	46,175	—	—
	2014	—	—	—	—	—	2,605	75,415	4,466	129,291
	2015	—	—	—	—	—	2,645	76,573	—	—
	Total	—	—	—	—	—	7,595	219,876	4,466	129,291
Jay M. Ignacio	2012	—	—	—	—	—	522	15,112	—	—
	2013	—	—	—	—	—	1,458	42,209	—	—
	2014	—	—	—	—	—	2,407	69,683	4,127	119,477
	2015	—	—	—	—	—	2,541	73,562	—	—
	Total	—	—	—	—	—	6,928	200,566	4,127	119,477
Patricia U. Wong	2012	—	—	—	—	—	914	26,460	—	—
	2013	—	—	—	—	—	909	26,316	—	—
	2014	—	—	—	—	—	988	28,603	5,538	160,325
	2015	—	—	—	—	—	748	21,655	—	—
	Total	—	—	—	—	—	3,559	103,034	5,538	160,325

1.
Shares or Units of Stock That Have Not Vested. The remaining installments of the 2012 RSUs vested on February 3, 2016 for Mss. Sekimura and Wong and Messrs. McMenamin and Ignacio. For the remaining installments of the 2012 RSUs awarded to Mr. Alberts, 750 shares will vest on November 6, 2016. For the remaining installments of the 2013 RSUs, shares vested on February 4, 2016 and will vest on February 4, 2017. For the remaining installments of the 2014 RSUs, shares vested on February 5, 2016 and will vest in equal annual installments on February 5, 2017 and 2018. For the remaining installments of the 2015 RSUs, shares vested on February 6, 2016 and will vest in equal annual installments on February 6, 2017, 2018 and 2019.

2.	Market Value. Market value is based upon the closing per‑share trading price of HEI Common Stock on the NYSE of $28.95 as of December 31, 2015.

3.
Number of Unearned Shares, Units or Other Rights That Have Not Vested. Represents shares of HEI Common Stock that would be issued under the 2014-16 LTIP based upon the achievement of performance goals at the target level at the end of the three-year performance period.

Option Exercises and Stock Vested
2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Alan M. Oshima	—		—	3,473	(2)	116,399
				2,032	(3)	58,623
Tayne S. Y. Sekimura	1,208	(1)	39,630	4,397	(2)	153,247
				2,396	(3)	69,125
Stephen M. McMenamin	—		—	3,684	(2)	126,922
				2,203	(3)	63,557
Jimmy D. Alberts	—		—	2,649	(2)	84,642
				1,882	(3)	54,296
Jay M. Ignacio	—		—	2,565	(2)	88,130
				1,721	(3)	49,651
Patricia U. Wong	—		—	4,406	(2)	153,797
				2,342	(3)	67,567

1.	Represents Stock Appreciation Rights exercised by Ms. Sekimura which were granted on April 7, 2005 with an exercise price of $26.18.

2.
Represents the number of shares acquired on vesting (and dividend equivalents paid in shares on the 2012, 2013 and 2014 grants) of RSUs granted on February 4, 2011, November 1, 2011, February 3, 2012, February 4, 2013 and February 5, 2014 and vesting in February and November 2015. Value realized on vesting also includes dividend equivalents (based on the number of shares vested and paid in cash for the grant in 2011) as follows: Mr. Oshima $7,157; Ms. Sekimura $4,891; Mr. McMenamin $2,624; Mr. Ignacio $1,587 and Ms. Wong $5,139. Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when the 2011, 2013 and 2014 RSUs were awarded. Vested shares for Mr. Oshima represents the shares, dividend equivalents and value related to his service at Hawaiian Electric which includes estimates at 90% of Mr. Oshima’s time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2015. For Mr. Oshima’s total RSUs vested in 2015 which includes the RSUs vested for his service under Hawaiian Electric (disclosed here) and HEI, see Mr. Oshima’s stock vested as an HEI named executive officer in HEI's 2016 Proxy Statement, which includes the HEI "2015 Option Exercises and Stock Vested Table."

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Alan M. Oshima	3,335	138	3,473
Tayne S.Y. Sekimura	4,093	304	4,397
Stephen M. McMenamin	3,404	280	3,684
Jimmy D. Alberts	2,416	233	2,649
Jay M. Ignacio	2,374	191	2,565
Patricia U. Wong	4,103	303	4,406

3.
Represents the number of shares acquired (and dividend equivalents paid in stock on earned shares) upon vesting of performance share awards under the 2013-15 LTIP, which were payable in stock at the end of the performance period. Mr. Oshima served as an HEI employee when the 2013-15 LTIP opportunity was established and participated in the 2013-15 cycle based on criteria established for him at that time with respect to his position. The shares acquired on vesting for Mr. Oshima represents the shares, dividend equivalents and value related to his service at Hawaiian Electric, which includes estimates at 90% of Mr. Oshima’s time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2015. For Mr. Oshima’s total vested performance shares in 2015, which includes the shares vested for his service for Hawaiian Electric (disclosed here) and HEI, see Mr. Oshima’s vested performance shares as an HEI named executive officer in HEI's 2016 Proxy Statement, which includes the HEI "2015 Option Exercises and Stock Vested" table. The HEI Compensation Committee certified the achievement of the applicable performance measures on February 5, 2016 and the shares are valued as of the date of payment. For further discussion of the payment of the performance shares in 2016, see “Long-Term Incentives – 2013-15 Long-Term Incentive Plan” above.

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Alan M. Oshima	1,772	260	2,032
Tayne S.Y. Sekimura	2,089	307	2,396
Stephen M. McMenamin	1,921	282	2,203
Jimmy D. Alberts	1,641	241	1,882
Jay M. Ignacio	1,500	221	1,721
Patricia U. Wong	2,042	300	2,342
Pension Benefits
The table below shows the present value as of December 31, 2015 of accumulated benefits for each of the Hawaiian Electric named executive officers and the number of years of service credited to each executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality table and other assumptions described below, which are consistent with those used in HEI’s financial statements Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K:
2015 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (4)	Payments During the Last Fiscal Year ($)
Alan M. Oshima	HEI Retirement Plan (1)	4.2	212,141	—
	HEI Excess Pay Plan (2)	4.2	140,030	—
Tayne S. Y. Sekimura	HEI Retirement Plan (1)	24.6	1,757,071	—
	HEI Excess Pay Plan (2)	24.6	418,901	—
	HEI Executive Death Benefit (3)	—	117,047	—
Stephen M. McMenamin	HEI Retirement Plan (1)	6.3	589,452	—
	HEI Excess Pay Plan (2)	6.3	84,546	—
Jimmy D. Alberts	HEI Retirement Plan (1)	3.3	120,560	—
Jay M. Ignacio	HEI Retirement Plan (1)	25.8	1,805,054	—
	HEI Excess Pay Plan (2)	25.8	4,121	—
	HEI Executive Death Benefit (3)	—	115,909	—
Patricia U. Wong	HEI Retirement Plan (1)	25.6	2,456,628	—
	HEI Excess Pay Plan (2)	25.6	472,471	—
	HEI Executive Death Benefit (3)	—	169,781	—

1.
The HEI Retirement Plan is the standard retirement plan for HEI and Hawaiian Electric employees. Normal retirement benefits under the HEI Retirement Plan for management employees hired before May 1, 2011, including all of the named executive officers other than Messrs. Oshima and Alberts, are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). Credited service is generally the same as the years of service with HEI or other participating companies (Hawaiian Electric, Hawaii Electric Light and Maui Electric). Credited service is also provided for limited unused sick leave and for the period a vested participant is on long-term disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive benefits immediately upon termination may also elect a single sum distribution of up to $100,000 with the remaining benefit payable as an annuity. Single sum distributions are not eligible for early retirement subsidies, and so may not be as valuable as an annuity at early retirement. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement.

The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Early retirement benefits are available for participants who meet certain age and service requirements at ages 50-64. Early retirement benefits are reduced for participants who retire prior to age 60. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 to 1% at age 59. Accrued benefits are not reduced for eligible employees who retire at age 60 and above.
HEI and Hawaiian Electric nonunion employees who commence employment on or after May 1, 2011, including Messrs. Oshima and Alberts, receive reduced benefits. Normal retirement benefits under the revised HEI Retirement Plan are calculated based on a a formula of 1.5% x Credited Service x Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). These employees are eligible for a limited match under the HEI 401(k) Plan (50% match on the first 6% of compensation deferred). Messrs. Oshima and Alberts commenced employment after May 1, 2011 and are therefore covered by the revised Retirement Plan.
As of December 31, 2015, all of the named executive officers, except Mr. Alberts, were eligible for retirement benefits under the HEI Retirement Plan.

2.
As of December 31, 2015, all of the named executive officers, except Mr. Alberts, were participants in the HEI Excess Pay Plan and eligible for retirement benefits under the HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($265,000 in 2015 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $210,000 in 2015 as indexed for inflation, or the participant’s highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan.

3.
Mss. Sekimura and Wong and Mr. Ignacio are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits will be paid based on salaries as of September 9, 2009. The plan provides death benefits equal to two times the executive’s base salary as of September 9, 2009 if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive’s base salary as of September 9, 2009 if the executive dies following retirement. The amounts shown in the table above assume death following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the exempt status of death benefits paid from a life insurance policy. Messrs. Oshima, McMenamin and Alberts were not participants in the plan at the time it was frozen and are therefore not entitled to any benefits under the plan.

4.	The present value of accumulated benefits for the Hawaiian Electric named executive officers included in the 2015 Pension Benefits table was determined based on the following:
Methodology The present values are calculated as of December 31, 2015 based on the credited service and pay of the Hawaiian Electric named executive officer as of such date (or the date of benefit freeze, if earlier).
Assumptions

a.
Discount Rate – The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 4.60% for retirement benefits and 4.57% for executive death benefits as of December 31, 2015.

b.
Mortality Table – The RP-2015 Mortality Table (separate male and female rates) with generational projection using scale MP-2015 is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.

c.
Retirement Age – A Hawaiian Electric named executive officer included in this table is assumed to remain in active employment until, and assumed to retire at, the earliest age when unreduced pension benefits would be payable, but no earlier than attained age as of December 31, 2015 (if later).

d.
Pre-Retirement Decrements – Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement, and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Pre-retirement decrements are assumed for financial statement purposes.

e.	Unused Sick Leave – Each Hawaiian Electric named executive officer is assumed to have accumulated 1,160 unused sick leave hours at retirement age.
Nonqualified Deferred Compensation
Although Hawaiian Electric named executive officers are eligible to participate in the HEI deferred compensation plans, which are described in the Compensation Discussion & Analysis above, except for Mr. Oshima and Mr. Ignacio, no Hawaiian Electric named executive officer deferred any amount, and except for Mr. Oshima, no Hawaiian Electric named executive officer had an account balance under those plans, during 2015. For information with respect to Mr. Oshima, see the "2015 Nonqualified Deferred Compensation" table in HEI's 2016 Proxy Statement.

Potential Payments Upon Termination or Change in Control
The table below shows the amount of potential payments to each Hawaiian Electric named executive officer in the event of retirement, voluntary termination, termination for cause, termination without cause and qualifying termination following a change in control, assuming termination occurred on December 31, 2015. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time.
2015 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/2015 ($) (1)	Voluntary Termination on 12/31/15 ($) (2)	Termination for Cause on 12/31/2015 ($) (3)	Termination without Cause on 12/31/15 ($) (4)	Qualifying Termination after Change in Control on 12/31/2015 ($) (5)
Alan M. Oshima
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	322,239	—	—	—	322,239
Restricted Stock Units (8)	142,236	—	—	—	483,812
TOTAL	464,475	—	—	—	806,051
Tayne S. Y. Sekimura
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	171,038	—	—	—	171,038
Restricted Stock Units (8)	118,207	—	—	—	311,387
TOTAL	289,245	—	—	—	482,425
Stephen M. McMenamin
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	158,708	—	—	—	158,708
Restricted Stock Units (8)	109,215	—	—	—	287,705
TOTAL	267,923	—	—	—	446,413
Jimmy D. Alberts
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	132,362
Restricted Stock Units (8)	—	—	—	—	241,270
TOTAL	—	—	—	—	373,632
Jay M. Ignacio
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	126,733	—	—	—	126,733
Restricted Stock Units (8)	79,652	—	—	—	219,355
TOTAL	206,385	—	—	—	346,088
Patricia U. Wong*
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	163,971	—	—	—	—
Restricted Stock Units (8)	57,697	—	—	—	—
Change-in-Control Agreement **	—	—	—	—	—
TOTAL	221,668	—	—	—	—

*
Ms. Wong retired on December 30, 2015. Ms Wong was treated as if she had served for the entirety of 2015 and thus is entitled to full year 2015 EICP payment and full 3-year 2013-2015 LTIP payment. See 2015 Summary Compensation Table above for her 2015 EICP payout and 2015 Option Exercises and Stock Vested Table for her vested 2013-2015 LTIP.

**
Ms. Wong's change-in-control agreement was terminated upon her retirement on December 30, 2015. Accordingly, Ms. Wong will not receive any payments or other compensation as a result of a change in control under a change-in-control agreement.

Note: All stock-based award amounts were valued using the 2015 year-end closing price of HEI Common Stock on the NYSE of $28.95 per share. Other benefits that are available to all salaried employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

1.
Retirement Payments & Benefits. All named executive officers except Mr. Alberts were eligible for retirement as of December 31, 2015. Amounts in this column also do not include amounts payable under the 2015 EICP and 2013-15 LTIP because those amounts would have vested without regard to retirement since December 31, 2015 was the end of the applicable performance periods. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan and deferred compensation benefits under all termination scenarios. See the 2015 Pension Benefits table above and the 2015 Nonqualified Deferred Compensation table in HEI's 2016 Proxy Statement.

2.
Voluntary Termination Payments & Benefits. If a Hawaiian Electric named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Voluntary termination results in the forfeiture of unvested RSUs and participation in incentive plans. Amounts in this column do not include amounts payable under the 2015 EICP or the 2013-15 LTIP because those amounts would have vested without regard to voluntary termination since December 31, 2015 was the end of the applicable performance periods.

3.
Termination for Cause Payments and Benefits. If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. “Cause” generally means a violation of the HEI Corporate Code of Conduct or, for purposes of awards under the 2010 Equity and Incentive Plan, as amended (EIP), has the meaning set forth in those plans. Termination for cause results in the forfeiture of all unvested RSUs and participation in incentive plans.

4.
Termination without Cause Payments and Benefits. If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the forfeiture of unvested RSUs.

5.	Change-in-Control Payments and Benefits. None of the Hawaiian Electric named executive officers were party to a change-in-control agreement on December 31, 2015.

6.
Executive Incentive Compensation Plan (EICP).  Upon death, disability or retirement, executives continue to participate in the EICP on a pro-rata basis if the executive has met applicable minimum service requirements, with lump sum payment to be made by Hawaiian Electric if the applicable performance goals are achieved. The EIP provides that in the event of an involuntary termination following a change in control, the EICP award would be immediately paid out at target level, pro-rated for completed months of service in the performance period. If there is no termination or a voluntary termination following a change-in-control, the EIP provides that: (i) the acquiring entity shall assume all outstanding EICP awards or substitute similar awards or (ii) to the extent the acquiring entity refuses to assume or substitute such awards, such awards shall become fully vested and exercisable. “Change in control” under the EIP generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of HEI’s Board following the consummation of a merger, a tender offer or similar transaction. In termination scenarios other than a termination following a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued EICP award.

7.
Long-Term Incentive Plan (LTIP).  Upon death, disability or retirement, executives continue to participate in each ongoing LTIP cycle on a pro-rata basis if the executive has met applicable minimum service requirements, with lump sum payment to be made by Hawaiian Electric if performance goals are achieved. The amounts shown are at target for goals deemed achievable (or at below the threshold, if deemed unachievable at the date of termination) for all applicable plan years, pro-rated based upon service through December 31, 2015; actual payouts will depend upon performance achieved at the end of the plan cycle. Ms. Wong retired on December 30, 2015. Ms Wong was treated as if she had served for the entirety of 2015 and thus is entitled to a full two years of the three-year 2014-16 LTIP and a full one year of the three-year 2015-17 LTIP. The EIP provides that in the event of an involuntary termination following a change in control, the LTIP award would be immediately paid out at target level, pro-rated for completed months of service in the performance period. If there is no termination or a voluntary termination following a change-in-control, the EIP provides that: (i) the acquiring entity shall assume all outstanding LTIP awards or substitute similar awards or (ii) to the extent the acquiring entity refuses to assume or substitute such awards, such awards shall become fully vested and exercisable. “Change in control” under the EIP generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of HEI’s Board following the consummation of a merger, a tender offer or similar transaction. In termination scenarios other than a termination following a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued LTIP award.

8.
Restricted Stock Units (RSUs).  Termination for or without cause results in the forfeiture of unvested RSUs. Termination due to death or disability results in pro-rata vesting of RSUs. Retirement results in pro-rata vesting of RSUs. Ms. Wong retired on December 30, 2015. The amount shown in the table for Ms. Wong reflects pro-rata vesting of her RSUs as of December 30, 2015. The EIP provides that in the event of an involuntary termination following a change in control, RSUs become fully vested, payable and free from restrictions. If there is no termination or a voluntary termination following a change-in-control, the EIP provides that: (i) the acquiring entity shall assume all outstanding RSUs or substitute similar awards or (ii) to the extent the acquiring entity refuses to assume or substitute such awards, such awards shall become fully vested and exercisable. “Change in control” under the EIP generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of HEI’s Board following the consummation of a merger, a tender offer or similar transaction.

Director compensation

The Hawaiian Electric Board believes that a competitive compensation package is necessary to attract and retain individuals with the experience, skills and qualifications needed to serve as a director on the board of a regulated electric public utility. Nonemployee director compensation is composed of a mix of cash and HEI Common Stock. Only nonemployee directors receive compensation for their service as directors. Ms. Lau, HEI President & CEO, and Mr. Oshima, Hawaiian Electric President & CEO, do not receive separate or additional compensation for serving as a Hawaiian Electric director. Although Ms. Lau and Mr. Oshima are members of the Hawaiian Electric Board, neither they nor any other executive officer participate in the determination of nonemployee director compensation.
The HEI Compensation Committee reviews the compensation of Hawaiian Electric nonemployee directors no less frequently than once every three years and recommends changes to the Hawaiian Electric Board. In late 2014, the HEI Compensation Committee asked Fred Cook & Co. to conduct an evaluation of Hawaiian Electric’s nonemployee director compensation. Fred Cook & Co. assessed the structure of Hawaiian Electric’s nonemployee director compensation program and its value compared to competitive market practices of utility peer companies, similar to the assessments used in its executive compensation review, which is described under “Compensation Discussion and Analysis – Use of Comparative Market Data” above. After considering such assessment, the Compensation Committee and Hawaiian Electric Board decided to maintain 2015 director compensation at the same level as in 2014.
Nonemployee directors of Hawaiian Electric who are not also directors of HEI receive compensation in the form of a cash retainer and an HEI stock grant. Don E. Carroll, Micah A. Kane, Timothy E. Johns and Bert A. Kobayashi, Jr. are the nonemployee directors of Hawaiian Electric who are not also directors of HEI. Nonemployee directors of Hawaiian Electric who are also directors of HEI do not receive additional compensation for serving on the Hawaiian Electric Board but do receive an additional retainer for service on certain committees as described below. Thomas B. Fargo, Peggy Y. Fowler and Kelvin H. Taketa are the nonemployee directors of Hawaiian Electric who are also directors of HEI.
The boards of Hawaiian Electric subsidiaries Hawaii Electric Light and Maui Electric are composed entirely of officers of Hawaiian Electric and/or its subsidiaries who receive no additional compensation for such service.
Cash Retainer. Hawaiian Electric nonemployee directors received the cash retainer amounts shown below for their 2015 Hawaiian Electric Board service. Nonemployee directors of Hawaiian Electric who also serve as a member or chairperson of the Hawaiian Electric Audit Committee or as a non-voting Hawaiian Electric Board representative to attend meetings of the HEI Compensation Committee received additional retainer amounts, as indicated below. Cash retainers were paid in quarterly installments.

2015
Hawaiian Electric Director (who is not also an HEI director)	$40,000
Hawaiian Electric Audit Committee Chair	10,000
Hawaiian Electric Audit Committee Member	4,000
Hawaiian Electric Non-Voting Representative to HEI Compensation Committee	6,000
Extra Meeting Fees. Nonemployee directors are also entitled to meeting fees for each board or committee meeting attended (as member or chair) after a specified number of meetings. For 2015, directors were entitled to additional fees of $1,000 per meeting after attending a minimum of eight Hawaiian Electric Board meetings during the year, Hawaiian Electric Audit Committee members were entitled to additional fees of $1,000 per meeting after attending a minimum of six Hawaiian Electric Audit Committee meetings during the year, and the Hawaiian Electric Board’s non-voting representative to the HEI Compensation Committee was entitled to additional fees of $1,500 per meeting after attending six meetings of the HEI Compensation Committee during the year.
Stock Awards. On June 30, 2015, each Hawaiian Electric nonemployee director who is not also on the HEI Board received shares of HEI Common Stock with a value equal to $40,000 as an annual grant under the HEI 2011 Nonemployee Director Stock Plan (2011 Director Plan), which was approved by HEI shareholders on May 10, 2011. The number of shares issued to each Hawaiian Electric nonemployee director was determined based on the closing sales price of HEI Common Stock on the New York Stock Exchange on June 30, 2015. Stock grants to nonemployee directors under the 2011 Director Plan are made annually on the last business day in June.

Deferred Compensation. Nonemployee directors may participate in the HEI Deferred Compensation Plan implemented in 2011 (2011 Deferred Compensation Plan) and described under “Compensation Discussion and Analysis - Benefits - Deferred Compensation Plans” above. Under the plan, deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a list of publicly traded mutual funds and other investment offerings. Earnings are not above‑market or preferential. Participants may elect the timing upon which distributions are to begin following disability, death or separation from service (including retirement) and may choose to receive such distributions in a lump sum or in installments over a period of up to fifteen years. Mr. Taketa participated in this plan in 2015.

Nonemployee directors are also eligible to participate in the HEI Nonemployee Directors’ Deferred Compensation Plan, as amended January 1, 2009, although no nonemployee director participated in such plan in 2015.
Health Benefits. Directors may participate, at their election and at their cost, in the group employee medical, vision and dental plans generally made available to Hawaiian Electric employees. No Hawaiian Electric director currently participates in such plans.
Information concerning the compensation paid to Ms. Fowler and Messrs. Fargo, and Taketa, in their capacity as nonemployee directors of Hawaiian Electric who are also directors of HEI, will be set forth in HEI's 2016 Proxy Statement.

2015 DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to Hawaiian Electric nonemployee directors in 2015.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Don E. Carroll	50,000	40,000	90,000
Thomas B. Fargo (3)	—	—	—
Peggy Y. Fowler (3)	4,000	—	4,000
Timothy E. Johns Chairman Audit Committee	50,000	40,000	90,000
Micah A. Kane	40,000	40,000	80,000
Bert A. Kobayashi, Jr.	40,000	40,000	80,000
Kelvin H. Taketa (3)	—	—	—

1.	See detail of cash retainers for board and committee service in chart below.

2.
As described above, Hawaiian Electric nonemployee directors who are not also HEI directors received shares of HEI Common Stock valued at $40,000 as the 2015 annual grant under the HEI 2011 Nonemployee Director Stock Plan for their service as directors of Hawaiian Electric.

3.	Messrs. Fargo and Taketa and Ms. Fowler also served on the HEI Board in 2015. Information concerning their compensation for such service will be set forth in HEI's 2016 Proxy Statement.
The table below shows cash retainers paid to Hawaiian Electric nonemployee directors for Hawaiian Electric board and committee service in 2015.

Name	Hawaiian Electric Board ($)	Hawaiian Electric Audit Committee ($)	Hawaiian Electric Nonvoting Representative to HEI Compensation Committee ($)	Total Fees Earned or Paid in Cash ($)
Don E. Carroll	40,000	4,000	6,000	50,000
Thomas B. Fargo	—	—	—	—
Peggy Y. Fowler	—	4,000	—	4,000
Timothy E. Johns	40,000	10,000	—	50,000
Micah A. Kane	40,000	—	—	40,000
Bert A. Kobayashi, Jr.	40,000	—	—	40,000
Kelvin H. Taketa	—	—	—	—

Hawaiian Electric Board and HEI Compensation Committee Report
The Hawaiian Electric Board and the HEI Compensation Committee have reviewed and discussed with management the foregoing Compensation Discussion & Analysis. Based on such review and discussion, the HEI Compensation Committee recommended to the Hawaiian Electric Board, and taking into account such recommendation the Hawaiian Electric Board approved, that the Compensation Discussion & Analysis be included in this Exhibit 99.1 and incorporated by reference in the Hawaiian Electric 2015 Annual Report on Form 10-K with which this Exhibit 99.1 is filed.
Hawaiian Electric Board of Directors
Constance H. Lau, Chairman
Don E. Carroll
Thomas B. Fargo
Peggy Y. Fowler
Timothy E. Johns
Micah A. Kane
Bert A. Kobayashi, Jr.
Alan M. Oshima
Kelvin H. Taketa

Compensation Committee of the HEI Board of Directors
Thomas B. Fargo, Chairperson
A. Maurice Myers
Jeffrey N. Watanabe

Compensation Committee Interlocks and Insider Participation
The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees Hawaiian Electric executive compensation matters. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters. Hawaiian Electric director Thomas B. Fargo, who is also an HEI director, is the chairperson of the HEI Compensation Committee. Hawaiian Electric director Don E. Carroll attends meetings of the HEI Compensation Committee as a non-voting representative of the Hawaiian Electric Board.
During the last fiscal year, the following Hawaiian Electric officers, who are also directors of Hawaiian Electric, participated in deliberations of the Hawaiian Electric Board regarding Hawaiian Electric executive compensation matters:

•
Hawaiian Electric Chairman of the Board Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by Hawaiian Electric, participated in deliberations of the HEI Compensation Committee in recommending, and of the Hawaiian Electric Board in determining, compensation for Hawaiian Electric’s President & CEO and other Hawaiian Electric named executive officers.

•
Hawaiian Electric President & CEO Alan M. Oshima, also a Hawaiian Electric director, is responsible for evaluating the performance of the other Hawaiian Electric named executive officers and other Hawaiian Electric senior officers based on performance goals and subjective measures, and for proposing compensation for those officers to the HEI Compensation Committee for recommendation to the Hawaiian Electric Board. Mr. Oshima did not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, his own compensation, but did participate in deliberations of the Hawaiian Electric Board to determine the compensation of the other Hawaiian Electric named executive officers.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners
Hawaiian Electric Common Stock
HEI owns all of Hawaiian Electric’s outstanding Common Stock, which is Hawaiian Electric’s only class of securities generally entitled to vote on matters requiring shareholder approval.
Hawaiian Electric Preferred Stock
Various series of Hawaiian Electric Preferred Stock have been issued and are outstanding. Shares of Hawaiian Electric Preferred Stock are not considered voting securities, but upon certain defaults in dividend payments holders of Hawaiian Electric Preferred Stock may have the right to elect a majority of the directors of Hawaiian Electric. HEI owns 100,000 shares of Hawaiian Electric Preferred Stock, or approximately 9% of the 1,114,657 shares of Hawaiian Electric Preferred Stock outstanding. No Hawaiian Electric directors, executive officers or named executive officers (as listed in the Compensation Discussion & Analysis above) own Hawaiian Electric Preferred Stock.
HEI Common Stock
The table below shows the number of shares of HEI Common Stock beneficially owned by each person who is a current Hawaiian Electric director, each Hawaiian Electric named executive officer (as listed in the Compensation Discussion & Analysis above) and directors and executive officers as a group as of February 5, 2016.

	Amount and Nature of Beneficial Ownership of HEI Common Stock
Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Restricted Stock Units (4)	Total (5)
Nonemployee directors
Don E. Carroll	34,765	—	—	—	34,765
Thomas B. Fargo	—	34,424	—	—	34,424
Peggy Y. Fowler	1,297	23,770	—	—	25,067
Timothy E. Johns	35,398	—	—	—	35,398
Micah A. Kane	6,475	—	—	—	6,475
Bert A. Kobayashi, Jr.	23,991	—	—	—	23,991
Kelvin H. Taketa	37,315	—	—	—	37,315
Employee director
Constance H. Lau	442,218	—	—	29,032	471,250
Employee director and Named Executive Officer
Alan M. Oshima	—	19,492	—	6,804	26,296
Other Named Executive Officers
Jimmy D. Alberts	4,803				4,803
Jay M. Ignacio	12,831			3,542	16,373
Stephen M. McMenamin	10,739	—	—	4,783	15,522
Tayne S. Y. Sekimura	27,517	—	—	5,179	32,696
Patricia U. Wong	30,746	—	—	4,031	34,777
All directors and executive officers as a group (16 persons)	682,296	77,686	—	58,134	818,116

(1)
Includes the following shares held as of February 5, 2016 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 105 shares for Ms. Lau; 1,034 shares for Ms. Sekimura; 151 shares for Mr. Ignacio, 4,963 shares for Ms. Wong; and 12,580 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date.

(2)	Shares registered in trust with the individual and spouse serving as co-trustees.

(3)	Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims beneficial interest.

(4)
Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 5, 2016 pursuant to restricted stock units and related dividend equivalent rights thereon, including shares which retirement eligible individuals have a right to acquire upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group as described in footnote (5) below, but are not deemed to be outstanding as to any other person.

(5)
As of February 5, 2016, the directors and executive officers of Hawaiian Electric as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI Common Stock as of that date and no shares were pledged as security.

A change in control will occur if the Merger, as contemplated by the Merger Agreement, is consummated.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related Person Transactions
The HEI Board has adopted a related person transaction policy that is specifically incorporated in HEI’s Corporate Code of Conduct. The Corporate Code of Conduct, including the related person transaction policy, also applies to Hawaiian Electric and its subsidiaries. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the HEI Board, acting through the HEI Nominating and Corporate Governance Committee, will approve a related person transaction involving a director or an officer if the HEI Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI’s Corporate Code of Conduct.
There have been no transactions since January 1, 2015, and there are no currently proposed transactions, in which Hawaiian Electric or any of its subsidiaries was a participant, the amount involved exceeds $120,000, and any related person (as defined in Item 404 of Regulation S-K) had or will have a direct or indirect material interest.
Director Independence
Hawaiian Electric has a guarantee with respect to 6.5% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the NYSE. Because HEI has common stock listed on NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from NYSE listing standards 303A.01 and 303A.02 regarding director independence.
Although Hawaiian Electric is exempt from NYSE listing standards 303A.01 and 303A.02, Hawaiian Electric voluntarily endeavors to comply with these standards for director independence. The HEI Nominating and Corporate Governance Committee assists the Hawaiian Electric Board with its independence determinations.
For a director to be considered independent under NYSE listing standards 303A.01 and 303A.02, the Hawaiian Electric Board must determine that the director does not have any direct or indirect material relationship with Hawaiian Electric or its parent or subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company’s external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to or from entities with which the director or an immediate family member of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year.
The HEI Nominating and Corporate Governance Committee and the Hawaiian Electric Board considered the information below, which was provided by Hawaiian Electric directors and/or by HEI and its subsidiaries, concerning relationships between (i) Hawaiian Electric or its affiliates and (ii) the director, the director’s immediate family members or entities with which such directors or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the HEI Nominating and Corporate Governance Committee, the Hawaiian Electric Board determined that all of the nonemployee directors of Hawaiian Electric (Messrs. Carroll, Fargo, Johns, Kane, Kobayashi and Taketa and Ms. Fowler) are independent. The remaining directors of Hawaiian Electric, Ms. Lau and Mr. Oshima, are employee directors.

1.
With respect to Messrs. Carroll, Johns, Kane, Kobayashi and Taketa, the Hawaiian Electric Board considered amounts paid during the last three fiscal years to purchase electricity from Hawaiian Electric (the sole public utility providing electricity to the island of Oahu) by entities by which the director was employed or a family member of the director was an executive officer. None of the amounts paid by these entities for electricity (excluding pass-through charges for fuel, purchased power and Hawaii state revenue taxes) within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent. The Hawaiian Electric Board also considered that Hawaiian Electric is the sole source of electric power on the island of Oahu and that the rates Hawaiian Electric charges for electricity are fixed by state regulatory authority. Since purchasers of electricity from Hawaiian Electric have no choice as to supplier and no ability to negotiate rates or other terms, the Hawaiian Electric Board determined that these relationships do not impair the independence of Messrs. Carroll, Johns, Kane, Kobayashi or Taketa.

2.
With respect to Messrs. Kane and Taketa, the Hawaiian Electric Board considered the amount of charitable contributions during the last three fiscal years from HEI and its subsidiaries to the nonprofit organization where they each serve as an executive officer and modest fees paid during the last three fiscal years to such organization for management of grant and scholarship programs. In concluding that such charitable donations and management fees did not affect Mr. Kane's or Mr. Taketa’s independence, the Hawaiian Electric Board considered that none of the foregoing amounts within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent. The Hawaiian Electric Board also considered the fact that Company policy requires that charitable contributions from HEI or its subsidiaries to entities where a director serves as an executive officer, and where the director has a direct or indirect material interest, and the aggregate amount would exceed $120,000 in any single fiscal year, be pre-approved by the HEI Nominating and Corporate Governance Committee and ratified by the Board.

3.
With respect to Messrs. Fargo, Johns and Kane, the Hawaiian Electric Board considered other director or officer positions held by those directors at entities for which a Hawaiian Electric officer serves or served as a director and determined that none of these relationships affected the independence of these directors. None of these relationships resulted in a compensation committee interlock or would automatically preclude independence under the NYSE standards.

4.
With respect to Mr. Johns, the Hawaiian Electric Board considered health insurance premiums paid by HEI, Hawaiian Electric and Hawaiian Electric’s subsidiaries to an entity where Mr. Johns is an executive officer. The health insurance premium payments did not exceed the NYSE threshold that would automatically result in a director not being independent in any single year in any of the last three fiscal years. In addition, the Hawaiian Electric Board considered the fact that the relationship between Hawaiian Electric and the entity by which Mr. Johns is employed was established several decades before Mr. Johns’ employment by such entity.

5.
With respect to Mr. Kobayashi, the Hawaiian Electric Board determined that the service of his father as an ASB director; ordinary course of business, market term loans between ASB and certain entities in which Mr. Kobayashi or his family members have an ownership interest; and the participation in a utility electric vehicle charging station pilot project of a property in which Mr. Kobayashi has an ownership interest did not impair Mr. Kobayashi’s independence as a Hawaiian Electric director.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
Principal accountant fees
The table below shows the fees paid or payable to PricewaterhouseCoopers LLP (Hawaiian Electric’s independent registered public accounting firm) relating to the audit of the Consolidated Financial Statements for 2015 with respect to Hawaiian Electric and fees for other professional services billed to Hawaiian Electric in 2015 with comparative amounts for 2014:

	2015	2014
Audit fees (principally consisted of fees associated with the audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, statutory audits, review of registration statements and issuance of consents)	$1,332,450	$1,223,000
Audit-related fees (consisted of fees associated with the audit of the financial statements of certain employee benefit plans, the agreed upon procedures for revenue balancing accounts and the agreed upon procedures in related to green energy market securitization service provider agreement)	193,100	202,000
Tax fees	209,000	61,340
All other fees	—	—
	$1,734,550	$1,486,340

Pre-Approval Policies
Pursuant to its charter, the Hawaiian Electric Audit Committee provides input to the HEI Audit Committee regarding pre-approval of all audit and permitted non-audit services of the independent registered public accounting firm engaged to audit the Consolidated Financial Statements with respect to Hawaiian Electric. The Hawaiian Electric Audit Committee may delegate this responsibility to one or more of its members, provided that such member or members report to the full committee at its next regularly scheduled meeting any such input provided to the HEI Audit Committee. The Hawaiian Electric Audit Committee has delegated such responsibility to its chairperson. With such input, the HEI Audit Committee pre-approved all of the audit and audit-related services reflected in the table above.

Appendix A

2015 Edison Electric Index (EEI) Peers for HEI Long-Term Incentive Plan
Relative Total Shareholder Return Metric
The EEI is an association of U.S. shareholder-owned electric companies that are representative of comparable investment alternatives to HEI. The EEI’s members serve virtually all of the ultimate customers in the shareholder-owned segment of the industry and represent approximately 70% of the U.S. electric power industry.

Allete, Inc.	MDU Resources Group Inc.
Alliant Energy Corp.	MGE Energy Inc.
Ameren Corp.	NextEra Energy Inc.
American Electric Power Co.	NiSource Inc.
Avista Corp.	Northeast Utilities
Black Hills Corp.	OGE Energy Corp.
Centerpoint Energy Inc.	Otter Tail Corp.
Cleco Corp.	Pepco Holdings Inc.
CMS Energy Corp.	PG&E Corp.
Consolidated Edison Inc.	Pinnacle West Capital Corp.
Dominion Resources Inc.	PNM Resources Inc.
DTE Energy Co.	Portland General Electric
Duke Energy Corp.	PPL Corp.
Edison International	Public Service Enterprise Group Inc.
El Paso Electric Co.	SCANA Corp.
Empire District Electric Co.	Sempra Energy
Entergy Corp.	Southern Co.
Eversource Energy	TECO Energy
Exelon Corp.	Unitil Corp.
FirstEnergy Corp.	Vectren Corp.
Great Plains Energy Inc.	WEC Energy Group Inc.
Hawaiian Electric Industries Inc.	Westar Energy Inc.
IDACORP Inc.	Xcel Energy Inc.

Appendix B

Reconciliation of GAAP1 to Non‑GAAP Measures
Hawaiian Electric reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, HEI and Hawaiian Electric management use certain non‑GAAP measures to evaluate the performance of HEI and its subsidiaries and Hawaiian Electric and its subsidiaries, respectively. Management believes these non‑GAAP measures provide useful information and are a better indicator of our core operating activities. Core earnings and other financial measures as presented below may not be comparable to similarly titled measures used by other companies. The table below provides a reconciliation of GAAP earnings to non‑GAAP core earnings for the Utilities and HEI consolidated.

Hawaiian Electric Company, Inc. and Subsidiaries
Hawaiian Electric Industries, Inc. and Subsidiaries
Unaudited
(in millions)

	Years ended December 31			Average 2013-2015 for LTIP purposes
	2015	2014	2013
UTILITY NET INCOME
GAAP (as reported)	$135.7	$137.6	$122.9
Excluding special items (after‑tax) for EICP and LTIP purposes:
PUC decoupling order imposing changes in Hawaiian Electric's RAM	7.7
Merger/integration related costs	0.5
Non‑GAAP (core) for 2015 EICP purposes	143.9
Excluding special items (after‑tax) for LTIP purposes only:
Tropical Storm Iselle related cost	—	1.4	—
Structural changes to decoupling mechanism	—	3.6	—
Non‑GAAP (core) for 2013-2015 LTIP purposes	$143.9	$142.6	$122.9	$136.5

HEI CONSOLIDATED NET INCOME
GAAP (as reported)	$159.9	$168.1	$161.7
Excluding special items (after‑tax) for LTIP purposes:
PUC decoupling order imposing changes in Hawaiian Electric's RAM	7.7	—	—
Merger/integration/spin-off related costs	15.8	—	—
Tropical Storm Iselle related cost	—	1.4	—
Lower debit card interchange fees due to Durbin Amendment	6.2	6.2	3.0
Overdraft litigation settlement	—	0.6
Structural changes to decoupling mechanism	—	3.6	—
Correction of prior ministerial error	—	—	—	2.0
Non‑GAAP (core) for 2013-2015 LTIP purposes	$189.6	$179.9	$164.7	$180
Note: Columns may not foot due to rounding.

1	Accounting principles generally accepted in the United States of America